Exhibit 10.33

EQUITY DISTRIBUTION AGREEMENT

June 3, 2021

Charlotte’s Web Holdings, Inc.
1600 Pearl Street, Suite 300
Boulder, CO 80302

Attention: Adrienne Elsner and Russell Hammer

Ladies and Gentleman:

Re:	ATM Distribution Plan

Canaccord Genuity Corp. (“Canaccord”) and BMO Nesbitt Burns Inc. (“BMO” and together with Canaccord, the “Agents”) understand that Charlotte’s Web Holdings, Inc. (the “Corporation”) has filed a short form base shelf prospectus dated May 5, 2021 (the “Base Shelf Prospectus”) with the securities regulatory authority in each of the Qualifying Jurisdictions (as defined herein) relating to the issue and sale of up to $350,000,000 aggregate amount of securities of the Corporation, including the Offered Shares (as defined herein), and has received a final receipt pursuant to the Passport System (as defined herein) evidencing that a final receipt for the Base Shelf Prospectus has been issued, or deemed to have been issued, by the regulators in each of the Qualifying Jurisdictions. The Agents further understand that, in filing the Base Shelf Prospectus, the Corporation has selected the OSC (as defined herein) as the principal regulator under Part 3 of NP 11-202 (as defined herein).

Pursuant to the terms and conditions hereof, the Agents confirm that they are prepared to act as the sole and exclusive agents of the Corporation to offer common shares of the Corporation (“Common Shares”) having an aggregate offering price of up to $60,000,000 of Common Shares in the capital of the Corporation (the “Offered Shares”) for sale to the public from time to time under the Base Shelf Prospectus, as supplemented by a Prospectus Supplement (as defined herein), pursuant to “at-the-market distributions” within the meaning of NI 44-102 (as defined herein) during the period in which the Base Shelf Prospectus is effective, subject to earlier termination hereunder.

The following are the terms and conditions of this Agreement:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement (including the Schedules hereto), unless the context otherwise requires:

“Acquired Business” means any entity or business (other than the Corporation) whose financial statements are included or incorporated by reference in the Prospectus;

“Acquired Business Financial Statements” means, collectively, the audited and any unaudited financial statements of any Acquired Business that are included or incorporated (or deemed to be incorporated) by reference in the Prospectus, together with the notes thereto and, in the case of audited financial statements, the auditor’s report thereon;

“Act” means the Securities Act (Ontario);

“affiliate” has the meaning given thereto in NI 51-102;

“Agents” has the meaning given thereto in the first paragraph on the first page of this Agreement;

“Agents’ Fee” has the meaning given thereto in Section 2.4;

“Agents’ Information” means, in respect of the Prospectus, any statements contained therein relating solely to and furnished in writing to the Corporation by the Agents expressly for purposes of inclusion therein;

“Agreement” means and refers to this equity distribution agreement between the Corporation and the Agents resulting from the mutual execution and delivery of this agreement, and does not refer to any particular section, paragraph or other part of this equity distribution agreement;

“ATM Distribution” means a distribution of Offered Shares that constitutes an “at-the-market distribution” within the meaning of NI 44-102;

“Auditors” means Ernst & Young LLP, being the current auditors of the Corporation, or any other auditors of the Corporation from time to time;

“Authorized Representatives” means, for a Party, the Designated Representatives of that Party who are identified in Schedule A hereto (as such Schedule A may be amended from time to time by any Party by notice to the other Party as provided herein, which amendment shall be effective upon all Parties mutually agreeing in writing to an amended and restated form of Schedule A) as being Authorized Representatives of that Party;

“Base Shelf Prospectus” has the meaning given thereto in the first paragraph on the first page of this Agreement;

“Bringdown Certificate” has the meaning given thereto in Section 9.3;

“Business Acquisition Report” has the meaning given thereto in NI 51-102;

“Business Day” means any day on which the TSX and chartered banks in Toronto, Ontario, are open for business and a day on which the TSX is open for trading;

“Charlotte’s Web, Inc.” means Charlotte’s Web, Inc., a Delaware corporation, a wholly owned subsidiary of the Corporation;

“Claims” has the meaning given thereto in Section 1.1 of Schedule F;

“Common Shares” has the meaning given thereto in the second paragraph on the first page of this Agreement;

“Corporation’s Counsel” means DLA Piper (Canada) LLP, Canadian counsel to the Corporation, and, where applicable, other external counsel of the Corporation from time to time in the United States and any other jurisdiction where the Corporation or any of its Subsidiaries have material operations;

“Corporation Group” means, collectively the Corporation and Charlotte’s Web, Inc.;

“Corporation Group Contracts” has the meaning given thereto in Section 1(z) of Schedule C;

“Designated News Releases” means a news release designated by the Corporation in respect of previously undisclosed information that, in the Corporation’s determination, constitutes a material fact (as such term is defined in Securities Laws) and that is identified by the Corporation as a “designated news release” for the purposes of the Prospectus in writing on the face page of the version of such news release that is filed by the Corporation on SEDAR;

“Designated Representatives” means, for a Party, the individuals from that Party identified as such in Schedule A hereto (as such Schedule A may be amended from time to time by any Party by notice to the other Party as provided herein, which amendment shall be effective upon all Parties mutually agreeing in writing to an amended and restated form of Schedule A);

“Directed Selling Efforts” means “directed selling efforts” as defined in Regulation S under the U.S. Securities Act and, without limiting the foregoing, but for greater clarity, means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S under the U.S. Securities Act, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Offered Shares and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of any of the Offered Shares;

“Employee Plans” means any (i) pension, retirement, deferred compensation, savings, profit-sharing, stock option, stock purchase, bonus, incentive, vacation pay, severance pay, supplemental unemployment benefit, employee assistance, death benefit or other employee or post-retirement benefit plan, trust, arrangement, contract, agreement, policy or commitment from which present or former employees, officers and directors, individuals working on contract with the Corporation or individuals providing services to the Corporation of a kind normally performed by employees benefit or have the potential to benefit, or (ii) group or individual insurance policy or coverage (including self-insured coverage) for accident and sickness or life insurance (including any individual insurance policy under which any present or former employee, officer or director of the Corporation is the named insured and as to which the Corporation makes premium payments, whether or not a member of the Corporation is the owner, beneficiary or both of that policy), or other insured or covered expense reimbursement coverage, from which present or former employees, officers or directors of the Corporation benefit or have the potential to benefit;

“Environmental Laws” has the meaning given thereto in Section 1(ddd) of Schedule C;

“Filing Date” means the date on which the Prospectus Supplement is first filed with the Qualifying Authorities in accordance with Section 9.1(b);

“Financial Statements” means collectively, the audited annual financial statements and unaudited interim financial statements of the Corporation that are filed on the Public Record and are included or incorporated (or deemed to be incorporated) by reference in the Prospectus, together with the notes thereto and, in the case of the audited annual financial statements, the auditor’s report thereon;

“General Solicitation” and “General Advertising” means “general solicitation” and “general advertising”, respectively, as used in Rule 502(c) of Regulation D under the U.S. Securities Act, including any advertisement, article, notice or other communications published in any newspaper, magazine or similar media or broadcast over the internet, radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising or in any other manner involving a public offering within the meaning of Section 4(a)(2) of the U.S. Securities Act;

“Governmental Body” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public authority, body, department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above, and includes the Qualifying Authorities;

“Governmental Licenses” has the meaning given thereto in Section 1(ww) of Schedule C;

“IFRS” means International Financial Reporting Standards;

“Indemnified Party” has the meaning given thereto in Section 1.1 of Schedule F;

“Indemnifying Party” has the meaning given thereto in Section 1.1 of Schedule F;

“Initial Acquisition Comfort Letter” has the meaning given thereto in Section 9.2(c);

“Initial Corporation Comfort Letter” has the meaning given thereto in Section 9.2(b);

“Initial Legal Opinions” has the meaning given thereto in Section 9.2(a);

“Intellectual Property” has the meaning given to it in Section 1(tt) of Schedule C;

“knowledge of the Corporation”, “of which the Corporation is aware”, “knowledge of the Corporation Group” (or similar phrases) means the actual knowledge of the Chief Executive Officer, President and Chief Financial Officer in each case after having made due and reasonable inquiries with respect to such facts or circumstances;

“Law” means any and all applicable laws, including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws or judgments, orders, decisions, rulings or awards of any Governmental Body, binding on or affecting the Person referred to in the context in which the word is used;

“Leased Properties” has the meaning given thereto in Section 1(yy) of Schedule C;

“Leases” has the meaning given thereto in Section 1(yy) of Schedule C;

“Legacy Stock Option Plan” means the stock option plan of the Corporation;

“Liens” means, with respect to any property or assets, any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Law, including any mortgage, lien, charge, pledge or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, community property right, restriction on transfer, restrictive covenant, right of use or any other right or claim of any kind or nature whatever which affects ownership or possession of, or title to, any interest in, or the right to use or occupy such property or assets;

“LTIP” means the 2018 Long-Term Incentive Plan of the Corporation, as may be amended from time to time;

“Marketplace” means any recognized Canadian “marketplace” as that term is defined in NI 21-101 upon which the Common Shares are listed, quoted or otherwise traded in a Qualifying Jurisdiction;

“Material Adverse Effect” or “Material Adverse Change” means a material adverse fact, effect, change, event, occurrence, or any development involving a change that has an effect on (i) the business, affairs, operations, condition (financial or otherwise), earnings, assets, liabilities (absolute, accrued, contingent or otherwise) or capital of the Corporation and the Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business, (ii) the transactions contemplated by this Agreement, and (iii) the ability of the Corporation or the Agents to perform its obligations under this Agreement;

“material change”, “material fact” and “misrepresentation” with respect to circumstances in which the Securities Laws of a particular jurisdiction are applicable, as each of such terms is defined under the Securities Laws of that jurisdiction, and if not so defined, or in circumstances in which the laws of no particular jurisdiction is applicable, as each of such term is defined under the Act;

“Material Subsidiaries” means each Subsidiary identified in Schedule G as a material Subsidiary of the Corporation (as updated by the Corporation in Exhibit A to a Placement Notice and an officer’s certificate delivered pursuant to Section 9.3 from time to time where any other Subsidiary reasonably is considered to be material to the business and operations of the Corporation and its Subsidiaries, taken as a whole, at the relevant time);

“Name and Likeness Agreement” means the name and likeness license agreement dated August 1, 2018 between Leeland & Sig LLC, CWB Holdings, Inc. and the Corporation, as amended on April 16, 2021;

“Net Proceeds” has the meaning given thereto in Section 7.2;

“NI 21-101” means National Instrument 21-101 — Marketplace Operation;

“NI 44-101” means National Instrument 44-101 — Short Form Prospectus Distributions;

“NI 44-102” means National Instrument 44-102 — Shelf Distributions;

“NI 51-102” means National Instrument 51-102 — Continuous Disclosure Obligations;

“No Trade Period” has the meaning given thereto in Section 4.7;

“NP 11-202” means National Policy 11-202 — Process for Prospectus Reviews in Multiple Jurisdictions;

“Offered Shares” has the meaning given thereto in the second paragraph on the first page of this Agreement;

“Option Agreement” means the option purchase agreement among the Corporation, Stanley Brothers USA Holdings, Inc. and certain securityholders of Stanley Brothers USA Holdings, Inc. executed March 2, 2021 and effective February 26, 2021;

“OSC” means the Ontario Securities Commission;

“Parties” means the Corporation and the Agents, and “Party” means any of them;

“Passport Procedures” means the procedures described under Multilateral Instrument 11-102 – Passport System and NP 11-202;

“Passport System” means the system and procedures for the filing of prospectuses and related materials in one or more Canadian jurisdictions pursuant to Multilateral Instrument 11-102 – Passport System adopted by the Qualifying Authorities (other than the Ontario Securities Commission) and NP 11-202;

“pending” means, with respect to a Placement Notice for the period beginning on the issuance of the written notice contemplated by Section 4.1 and ending on the earlier of (i) the issuance of the Placement Notice with respect to the intended or expected sale of Offered Shares relating to such written notice and (ii) delivery of written notice from the Corporation to the Agents indicating that the Corporation no longer intends or expects to initiate the sale of such Offered Shares;

“Person” includes an individual, a corporation, a partnership, a trust, a trustee, a joint venture, a syndicate, a sole proprietorship, other bodies corporate, an unincorporated organization, a union, a regulatory body or any agency thereof, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual;

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Corporation can be used to specifically identify a person including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social insurance number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as “Personally Identifiable Information” under any applicable laws;

“Placement” means an issuance and sale of Offered Shares hereunder by the Corporation, acting through the Agents as its agents, pursuant to an ATM Distribution;

“Placement Notice” has the meaning given thereto in Section 4.1;

“Placement Shares” has the meaning given thereto in Section 4.1;

“Placement Time” means each time at which Placement Shares are sold pursuant to a Placement Notice;

“Prospectus” means the Base Shelf Prospectus as supplemented by the Prospectus Supplement and any Supplementary Material;

“Prospectus Supplement” means the shelf prospectus supplement to be filed in accordance with NI 44-102 in respect of the distribution of the Offered Shares pursuant to the Shelf Procedures, the Passport Procedures and the provisions of this Agreement, and includes from and after the Filing Date, any subsequent amendments thereto or amended, re filed or amended and restated forms thereof;

“Public Record” means all information filed by or on behalf of the Corporation with the Qualifying Authorities (including the Base Shelf Prospectus and the Prospectus Supplement) after January 1, 2019 in compliance, or intended compliance, with any applicable Securities Laws;

“Qualifying Authorities” means, collectively, the securities commissions or similar securities regulatory authorities in the Qualifying Jurisdictions;

“Qualifying Jurisdictions” means all of the provinces and territories of Canada;

“Representation Date” has the meaning given thereto in Section 9.3;

“Returns” has the meaning given thereto in Section 1(eee) of Schedule C;

“Sanctions” has the meaning given thereto in Section 1(ss) of Schedule C;

“Securities Laws” means, collectively, the securities acts or similar statutes of each of the Qualifying Jurisdictions and the respective rules and regulations under such laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the Qualifying Jurisdictions, and all rules, by-laws and regulations governing the TSX;

“SEDAR” means the System for Electronic Data Analysis and Retrieval established under National Instrument 13-101 — System for Electronic Document Analysis and Retrieval;

“Settlement Date” has the meaning given thereto in Section 7.1;

“Settlement Procedures” means those procedures relating to the issuance and delivery of Placement Shares and the payment of the Net Proceeds from the sale of such Placement Shares on each Settlement Date as mutually agreed to in writing by the Parties from time to time during the term of this Agreement;

“Shelf Procedures” means the rules and procedures for shelf prospectuses established under NI 44-102;

“Subsidiary” means those entities that would be considered a “subsidiary” of the Corporation pursuant to Securities Laws and includes the Material Subsidiaries, and “Subsidiaries” means all of them (as updated by the Corporation in Exhibit A to a Placement Notice and an officer’s certificate delivered pursuant to Section 9.3 from time to time);

“Supplementary Material” means, collectively,(i) any amendment (including both an amendment that does not fully restate the original text and an amendment and restatement) to the Base Shelf Prospectus, and any documents or information incorporated by reference in, the Base Shelf Prospectus, and to the extent that such document is deemed to be incorporated by reference in the Base Shelf Prospectus for the purposes of a distribution of Offered Shares contemplated hereby, and (ii) all supplemental, additional or ancillary material, information, reports, applications, statements or documents related to the Base Shelf Prospectus or the Prospectus Supplement, including but not limited to all Designated News Releases which are incorporated by reference in the Prospectus, and which are filed from and after the Filing Date and which relate to transactions in Offered Shares as contemplated hereunder;

“Tax Act” means the Income Tax Act (Canada), as amended from time to time;

“Taxes” means all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto;

“Trading Day” means any day on which securities are purchased and sold on the TSX;

“Transfer Agent” means Odyssey Trust Company or other duly appointed transfer agent for the Common Shares from time to time;

“TSX” means the Toronto Stock Exchange;

“U.S. Person” means a “U.S. person” as defined in rule 902(k) of Regulation S under the U.S. Securities Act; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.2	The division of this Agreement into sections, paragraphs and clauses and the provision of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, paragraphs or clauses are to sections, paragraphs or clauses of this Agreement.

1.3	Words importing the singular number include the plural and vice versa; words importing gender shall include all genders.

1.4	References herein to any statute shall extend to and include orders-in-council, regulations or instruments passed under and pursuant to such statute, any amendment or re-enactment of such statute, orders-in-council, regulations or instruments, and any statute, orders-in-council, regulations or instruments substantially in replacement thereof. References herein to any statute, regulation, order-in-council or instrument shall include any amendments thereto from time to time.

1.5	Any reference herein to the Prospectus or to a matter being included or disclosed in the Prospectus shall be deemed to refer to and include the documents incorporated, or deemed under Securities Laws to be incorporated, by reference in the Prospectus as of the applicable date.

1.6	Wherever used herein, the word “including”, when following any statement, term or list, is not to be construed as limiting the statement, term or list to the specific items or matters set forth immediately following such word or to similar items or matters, and shall be construed as “including, without limitation”.

1.7	The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean and refer to this Agreement as a whole and not to any particular section, paragraph or other part of this Agreement.

1.8	Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.

1.9	Appended hereto are the following schedules (which are incorporated into this Agreement by reference and are deemed to be a part hereof):

Schedule A	–	Designated Representatives and Authorized Representatives

Schedule B	–	Form of Placement Notice

Schedule C	–	Representations and Warranties

Schedule D	–	Form of Officer’s Certificate

Schedule E	–	Matters to be Addressed in Legal Opinions

Schedule F	–	Indemnification and Contribution

Schedule G	–	Material Subsidiaries

2.            APPOINTMENT OF AGENTS

2.1	The Corporation hereby appoints the Agents, acting severally and not jointly, to act as its sole and exclusive agents with respect to the sale of the Offered Shares through the facilities of the TSX or any other Marketplace pursuant to an ATM Distribution as provided herein, and each Agent hereby accepts, severally and not jointly, such appointment on the terms and conditions contained herein. Such appointment shall be on an exclusive basis during the term hereof, and the Corporation agrees that, during the term hereof, it will not appoint any other Person to act as the Corporation’s agent with respect to sales of the Offered Shares through the facilities of the TSX or any other Marketplace by way of an ATM Distribution. Nothing contained herein shall otherwise prohibit or restrict the Corporation from issuing securities or raising money in any manner other than through an ATM Distribution.

2.2	The Corporation acknowledges and agrees that the Agents and their affiliates may, to the extent permitted under Securities Laws and the rules of the TSX and any other applicable Marketplace, purchase and sell securities of the Corporation for their own account while this Agreement is in effect, provided that: (i) the Corporation shall not be deemed to have authorized or consented to any such purchase or sale by an Agent or any of its affiliates; (ii) an Agent shall not, and no Person acting jointly or in concert with such Agent shall, over-allot Offered Shares in connection with the distribution of Offered Shares under an ATM Distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Offered Shares in connection with such distribution; and (iii) an Agent and its affiliates shall not purchase and sell Offered Shares for their own account under an ATM Distribution in a manner which could directly or indirectly result in a sale with lower Net Proceeds to the Corporation than otherwise available through the TSX or any other Marketplace.

2.3	Each Agent covenants and agrees, severally and not jointly, that it will comply with all Laws (including Securities Laws) and requirements of the TSX and any other applicable Marketplace applicable to it and necessary to be complied with by the Agent in connection with the performance of its obligations hereunder. Neither the Agents nor any of their affiliates or any Person acting on their behalf will engage in any Directed Selling Efforts or in any form of General Solicitation or General Advertising in the United States with respect to the Offered Shares. Each Agent covenants and agrees, severally and not jointly, that it will not offer to sell or solicit an offer to buy any of the Offered Shares within the United States or to, or for the account or benefit of, any U.S. Person. The Corporation and the Agents agree that no “marketing materials” or “standard term sheet” (both within the meaning of National Instrument 41-101 – General Prospectus Requirements) shall be provided to any purchaser or prospective purchaser of Offered Shares in connection with a Placement or proposed Placement.

2.4	In consideration for its services hereunder, including the ancillary service of acting as financial advisor to the Corporation with respect to the terms of any sale of Offered Shares pursuant to an ATM Distribution hereunder, the applicable Agent shall be entitled to receive, and the Corporation agrees to pay, a fee equal to 2.0% of the gross proceeds from any sales of Offered Shares made hereunder (the “Agents’ Fee”), with such compensation to be allocated among the Agents as agreed by the Agents in writing.

3.            PERIODIC OFFERING OF SECURITIES

3.1	Pursuant to the terms and conditions hereof and from time to time during the term hereof, the Corporation may, acting through the Agents, as agents of the Corporation, issue and sell the Offered Shares through the facilities of the TSX or any other Marketplace in one or more transactions that constitute ATM Distributions.

3.2	The issuance and sale of the Offered Shares on the TSX or other Marketplace pursuant to ATM Distributions will be made pursuant to the Prospectus filed with the Qualifying Authorities.

3.3	The Corporation hereby consents to the use by the Agents of copies of the Prospectus in connection with the offering and sale to the public of the Offered Shares on the TSX or other Marketplace pursuant to ATM Distributions.

4.            INITIATING A PLACEMENT

4.1	The Corporation may, from time to time during the term of this Agreement, deliver to the applicable Agent one or more notice(s) (a “Placement Notice”) that: (a) requests that the Agent sell up to a specified dollar amount or a specified number of Offered Shares (the “Placement Shares”) pursuant to the terms and conditions hereof; and (b) specifies any parameters in accordance with which the Corporation requires that the Placement Shares be sold (such as a minimum market price per Placement Share, the time period in which sales are to be made and/or specific dates on which the Placement Shares may not be sold). A Placement Notice shall also contain any updates as contemplated in Section 8.1. A copy of the Placement Notice shall be provide to the other Agent.

4.2	The form of Placement Notice shall be in the form set out in Schedule B hereto, as may be amended in writing by the Parties from time to time during the term of this Agreement. From and after such agreement being made, all Placement Notices shall be delivered in the agreed form until such time as the Parties may agree in writing to an amended or replacement form.

4.3	A Placement Notice shall:

(a)	be signed by an Authorized Representative of the Corporation;

(b)	be addressed and sent by electronic mail (or such other method mutually agreed to in writing by the Parties) to each Designated Representative of the applicable Agent; and

(c)	be effective upon receipt by the applicable Agent unless and until the earliest of the following occurs: (i) the Agent advises the Corporation, by electronic mail (or such other method mutually agreed to in writing by the Parties) addressed and sent to each of the Designated Representatives of the Corporation, that it declines to accept the terms of sale set forth in the Placement Notice; (ii) the entire amount of the Placement Shares specified therein has been sold and all such sales have settled in accordance with the terms of sale set forth in the Placement Notice and the terms and conditions hereof; (iii) the Corporation or the Agent suspends the sale (or further sale, as applicable) of the Placement Shares in accordance with Section 6; (iv) the Agent receives from the Corporation a subsequent Placement Notice with parameters that expressly supersede those contained in the earlier dated Placement Notice; or (v) this Agreement has been terminated pursuant to Section 13 hereof.

4.4	On receiving a Placement Notice, an Authorized Representative of the Agent shall promptly acknowledge receipt thereof (or notify the Corporation that the Agent declines to accept the Placement Notice pursuant to Section 4.3(c)(i)) by signing the Placement Notice and returning a copy thereof to the Corporation by electronic mail (or such other method mutually agreed to in writing by the Parties) addressed and sent to each of the Designated Representatives of the Corporation. For all purposes hereof, and notwithstanding any other provision hereof, the Agent shall be deemed not to have received a Placement Notice unless receipt thereof shall have been so acknowledged by an Authorized Representative of the Agent.

4.5	The Parties acknowledge and agree that neither the Corporation nor an Agent shall have any obligation with respect to a Placement or any Placement Shares unless and until the Corporation delivers and the applicable Agent acknowledges receipt of a Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein.

4.6	A Placement Notice shall not contain any parameters that conflict with the provisions of this Agreement or that subject or purport to impose upon or subject an Agent to any obligations in addition to an Agent’s obligations contained in this Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice with respect to an issuance and sale of Placement Shares, the terms of this Agreement shall prevail.

4.7	The Corporation covenants and agrees that:

(a)	each Placement Notice delivered by or on behalf of the Corporation to an Agent shall be deemed to be an affirmation that: (i) the representations and warranties made by the Corporation in this Agreement and in any certificates provided pursuant hereto are true and correct as at the time the Placement Notice is issued and all such representations and warranties shall be deemed to have been made as at such time, except only to the extent that any such representation and warranty is, by its express terms, limited to a specific date, or as otherwise updated and expressly disclosed in the Placement Notice; and (ii) the Corporation has complied with all covenants and agreements to be performed, and satisfied all conditions to be satisfied, by or on the part of the Corporation hereunder at or prior to the time the Placement Notice is issued; and

(b)	the Corporation shall not, during the time period (the “No Trade Period”) in which the Corporation has knowledge of a “material change” or “material fact” with respect to the Corporation which has not been generally disclosed, issue a Placement Notice until such No Trade Period ends either through a change in circumstances or the filing of a material change report, a Designated News Release or any other Supplementary Material that discloses such “material change” or “material fact”.

At any time while a Placement Notice is pending or effective (and not currently suspended), the Corporation shall promptly notify the applicable Agent of the commencement of a No Trade Period and suspend any further sale of Placement Shares under the Placement Notice in accordance with Section 6.1 until the end of the No Trade Period.

4.8	The Corporation acknowledges and agrees that, in order to allow the Agents to conduct their “due diligence” investigations with respect to the Corporation as contemplated in Sections 9.1(h) and (i) in a timely and responsible manner, it will provide the Agents with at least five Business Days (or such lesser number of days as agreed to by the Parties) notice in writing of any intent or expectation on the part of the Corporation, to deliver a Placement Notice hereunder.

5.            SALE OF PLACEMENT SHARES BY AGENT

5.1	Subject to the terms and conditions set forth herein, upon the Corporation’s delivery and the applicable Agent’s acknowledgment of receipt of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined by the Agent, suspended by the Corporation or the Agent (for as long as such suspension is in place) or otherwise terminated in accordance with the provisions hereof, the applicable Agent, for the period(s) specified in the Placement Notice (subject to any No Trade Periods or other date specified in the Placement Notice on which Placement Shares may not be sold), will use its commercially reasonable efforts, consistent with its normal trading and sales practices, and in compliance with all applicable Laws (including Securities Laws), all applicable Investment Industry Regulatory Organization of Canada dealer member rules and Universal Market Integrity Rules (including section 5.1 thereof), and the applicable rules of the TSX and any other applicable Marketplace, and upon the terms and conditions set forth in this Agreement and the Prospectus applicable to the applicable Agent, to sell such Placement Shares up to the amount specified and otherwise in accordance with parameters set forth in the Placement Notice.

5.2	It is understood and agreed that the Agents shall act, severally and not jointly, as agents of the Corporation with respect to the sale of Offered Shares in accordance with the terms and conditions hereof, and each Agent is and will be under no obligation to purchase any such Offered Shares that may be offered for sale by the Corporation hereunder.

5.3	After consultation with the Corporation and subject to the terms of a Placement Notice, an Agent may sell the Placement Shares specified in the Placement Notice through the facilities of the TSX or any other Marketplace by any method permitted by law and constituting an ATM Distribution, including sales made directly on the TSX through a dealer that is a registered member or participating organization of the TSX and sales made on any other Marketplace through a Marketplace participant.

5.4	The applicable Agent will send by electronic mail (or such other method mutually agreed to in writing by the Parties) to the Designated Representatives of the Corporation, not later than 12:00 noon (Toronto time) on the Trading Day immediately following the Trading Day on which any sales of Placement Shares have been made hereunder, confirmation of the following information:

(a)	the number of Placement Shares sold on such day;

(b)	the average price at which the Placement Shares were sold on such day;

(c)	the aggregate gross proceeds from the sales of Placement Shares on such day;

(d)	the total Agents’ Fee payable in respect of such sales; and

(e)	the Net Proceeds payable to the Corporation.

5.5	The Agents will deliver to the Corporation, for each fiscal quarter of the Corporation during which Offered Shares are sold through the Agents or distributed pursuant to this Agreement, and otherwise as reasonably requested by the Corporation to enable the Corporation to meet its quarterly reporting requirements under Securities Laws or any applicable requirements of the TSX or any other Marketplace, within three Business Days (or such lesser number of days as agreed to by the Parties) after the end of the fiscal quarter, a report stating the number of Offered Shares distributed pursuant to this Agreement during such fiscal quarter on the TSX or such other Marketplace together with such information as specified in Section 5.4 calculated on an aggregate quarterly basis. Unless Securities Laws, the applicable requirements of the TSX or such other Marketplace otherwise require, the Parties agree that the Agents’ report referred to in this Section 5.5 shall state the aggregate number of Offered Shares issued on all Settlement Dates occurring during the fiscal quarter together with such information as specified in Section 5.4 on an aggregate quarterly basis.

5.6	For the avoidance of doubt, the obligations of the Agents under this Agreement shall be several and not joint.

6.            SUSPENSION OF SALES

6.1	At any time while a Placement Notice is pending or effective (and not suspended), the Corporation or the applicable Agent may, and, upon commencement of a No Trade Period, the Corporation shall, by written notice to the other Party addressed and sent by electronic mail (or such other method mutually agreed to in writing by the Parties) to its Designated Representatives, temporarily or indefinitely suspend any sale or further sale of Placement Shares under a Placement Notice, which notice shall be effective immediately, unless otherwise specified in the notice; provided, however, that any such suspension shall not affect any Party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Any such notice shall set out the duration of such suspension or provide that such suspension is indefinite until further notice is provided by such Party. For greater certainty, in the event that the applicable Agent is informed by the Corporation of the occurrence of one or more of the events described in Section 9.1(d), the applicable Agent shall have the right to immediately suspend the sale of any Placement Shares. For greater certainty, a Placement Notice may specify a period or periods during which Placement Shares may not be sold, and in such case, the sale of Placement Shares under such Placement Notice shall be suspended during any such periods identified, and the Placement Notice itself shall constitute notice of the suspension(s) as contemplated above.

6.2	Without limiting the generality of the foregoing, any sale of Placement Shares made but not yet settled before a notice of suspension is given pursuant to Section 6.1 shall be settled in accordance with the provisions of Section 7, and the obligations of the Parties with respect to settling any such sale shall not be affected by the suspension.

6.3	Any notice of suspension provided pursuant to Section 6.1, including the reason for such notice of suspension, will be kept strictly confidential by the Agent and its affiliates and any Person acting on its behalf, unless: (i) such information is or becomes generally available to the public other than as a result of a disclosure by the Agent in violation of this Agreement; (ii) the disclosure of such information is expressly permitted, in writing, by the Corporation; or (iii) the disclosure of such information is required by applicable Securities Laws to which the Agent is subject or by order of a Governmental Body and pursuant to which the Agent is required to disclose such information.

7.            SETTLEMENT AND DELIVERY OF PLACEMENT SHARES

7.1	Settlement for any sale of Placement Shares on the TSX or any other Marketplace shall occur on the second Trading Day (or such earlier day as is then current industry practice for regular-way trading) following the date on which the sale is made (each such Trading Day being a “Settlement Date”).

7.2	The amount of proceeds to be delivered to the Corporation on a Settlement Date (the “Net Proceeds”), payable against receipt by the applicable Agent of the Placement Shares sold as provided herein, shall be equal to the aggregate sales price received by the applicable Agent at which such Placement Shares were sold, less the Agents’ Fee payable by the Corporation in respect of such sales.

7.3	On each Settlement Date, the Corporation will issue and deliver (or cause to be issued and delivered) to the applicable Agent the Placement Shares sold by the Agent against delivery by the Agent to the Corporation of the Net Proceeds from the sale of such Placement Shares, all in accordance with the Settlement Procedures.

7.4	If the Corporation defaults in its obligation to issue and deliver the Placement Shares on a Settlement Date, the Corporation agrees that:

(a)	in the event the Agent has delivered to the Corporation the Net Proceeds from the sales of the Placement Shares on the applicable Settlement Date in accordance with the Settlement Procedures prior to the occurrence of such default, the Corporation will immediately return the full amount of such Net Proceeds to the Agent; and

(b)	in the event that the Net Proceeds from sales of the Placement Shares are returned to the Agent pursuant to Section 7.4(a), provided that the Agent has delivered the Placement Shares to purchasers thereof on the applicable Settlement Date by way of an alternative settlement method, the Corporation will use its commercially reasonable efforts to issue and deliver (or cause to be issued and delivered) to the Agent an equivalent number of Offered Shares equal to the Placement Shares promptly in accordance with the Settlement Procedures, and the Agent will promptly thereafter deliver to the Corporation the amount of the Net Proceeds from such sales less the amount of any costs directly incurred by the Agent arising out of or in connection with the late delivery of such Placement Shares (including, reasonable legal fees and expenses and any commission, discount or other compensation to which it would otherwise be entitled absent such default), together with reasonable particulars of any such costs, or, at the election of the Agent, such costs may be separately invoiced to the Corporation.

7.5	Each of the Agents covenants and agrees, severally and not jointly, to copy or otherwise include the Corporation on all correspondence between the Agent and the Transfer Agent, in connection with or arising from or relating to the settlement (electronic or otherwise) of any sale of Placement Shares hereunder, and further, shall be responsible for taking all actions required to be taken by it within the applicable time periods to ensure that all sales of Placement Shares hereunder are settled without default in accordance with existing industry practice for regular-way trading.

8.	REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

8.1	The Corporation represents and warrants to, and covenants and agrees with, the Agents that each of the matters set forth in Schedule C are true and correct and shall be true and correct (except only to the extent that any such representation is, by its express terms, limited to a specific date or, with respect to any such representation made or deemed to be made after the date hereof, as otherwise updated and expressly disclosed in a Placement Notice) as of: (a) the date of this Agreement; (b) the Filing Date; (c) each Representation Date on which a Bringdown Certificate is required to be delivered pursuant to Section 9.3; (d) each time a Placement Notice is delivered to an Agent or a suspended Placement Notice ceases to be suspended; (e) each Placement Time; and (f) each Settlement Date, and acknowledges that the Agents are relying upon these representations and warranties in connection with entering into this Agreement and performing its obligations hereunder.

8.2	Notwithstanding any other provision hereof, the Corporation acknowledges and agrees that all of its representations and warranties contained herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of, and without mitigation, diminishment or restriction because of: (a) any investigation made by or on behalf of the Agents, the Agents’ counsel or any directors, officers, employees, control persons, representatives or advisors of the Agents, (b) delivery and acceptance of the Placement Shares and payment therefor; or (c) any termination of this Agreement.

9.	COVENANTS OF THE CORPORATION

9.1	General. The Corporation covenants and agrees with the Agents that the Corporation will:

(a)	prepare, and allow the Agents to participate in the preparation and approve the form of, the Prospectus Supplement and all other documentation required to be filed, delivered or disseminated under Securities Laws for any Placement of the Offered Shares;

(b)	file the Prospectus Supplement with the Qualifying Authorities in accordance with the Shelf Procedures and the Passport Procedures on or before the third Business Day following execution and delivery of this Agreement;

(c)	fulfill all legal and regulatory requirements (including pursuant to NI 44-102) to be fulfilled by the Corporation necessary to enable the Offered Shares to be offered for sale and distributed to the public through the facilities of the TSX or any other Marketplace pursuant to ATM Distributions through a dealer duly registered under Securities Laws, such that the Offered Shares so distributed will not be subject to any restrictions on resale pursuant to Securities Laws (except where such restrictions apply because the holder is a “control person” within the meaning of Securities Laws or is restricted from trading Common Shares by virtue of having knowledge of material undisclosed information concerning the Corporation); provided, however, that if the fulfillment of any such requirements would (or would reasonably be expected to) result in the Agents becoming subject to additional responsibilities or liabilities, then the Corporation shall first consult with the Agents as to the particulars of its proposed conduct or course of action (it being acknowledged and agreed, however, that for greater certainty, except as otherwise provided herein the Corporation shall have no obligation to confer with the Agents as to the content of documents prepared and filed or disseminated pursuant to its ongoing continuous disclosure requirements under Securities Laws which includes those types of documents incorporated by reference in the Base Shelf Prospectus or Prospectus Supplement);

(d)	throughout any period during which a Placement Notice is pending or effective (and not suspended) and, if there is a period during which no Placement Notice is pending or effective or during which a Placement Notice is suspended, prior to the delivery of a new Placement Notice or a suspended Placement Notice ceasing to be suspended, promptly notify the Agents, in writing, with full particulars, of:

(i)	any change (actual, contemplated or threatened) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation and its Subsidiaries, taken as a whole;

(ii)	any change in any fact covered by a statement (other than a statement furnished by or relating solely to an Agent) contained or referred to in the Prospectus (as the same exists at the time); or

(iii)	any material fact or any event, matter or circumstance which has been discovered but has not been disclosed in the Prospectus;

which is, or would reasonably be expected to be, of such a nature as to render the Prospectus (as the same exists at the time) misleading or untrue in any material respect or which would result in the Prospectus (as the same exists at the time) containing a misrepresentation (including, for greater certainty, an omission to state a material fact that is required to be stated, or that is necessary to be stated in order for an included statement not to be misleading) or which would result in the Prospectus (as the same exists at the time) not complying with any of the laws, regulations or policy statements of any Qualifying Authority or which would reasonably be expected to have a significant effect on the market price or value of the Common Shares. In addition, during such period, the Corporation shall in good faith discuss with the Agents and their counsel any change in circumstances (actual or anticipated) relating to the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation or its Subsidiaries, if any, which is of such a nature that there is reasonable doubt as to whether any notice need to be given to the Agent pursuant to this Section 9.1(d) and, in any event, prior to filing any Supplementary Material;

(e)	if there is a change or occurrence of a nature referred to in any of clauses (i) through (iii) of Section 9.1(d) or if it is otherwise necessary for any other reason to amend or supplement the Prospectus in order to comply with Securities Laws, promptly prepare and, subject to Section 9.1(f), file with the Qualifying Authorities such Supplementary Material as may be necessary to remedy the deficiency, occasioned by the change or occurrence or to otherwise comply with Securities Laws;

(f)	throughout any period during which a Placement Notice is pending or effective (and not suspended):

(i)	give the Agents notice of its intention to file or prepare any Supplementary Material;

(ii)	furnish the Agents with a copy of the Supplementary Material within a reasonable amount of time prior to the proposed filing of same;

(iii)	unless the Supplementary Material is required to be filed pursuant to the Corporation’s continuous disclosure requirements under Securities Laws (which includes those types of documents incorporated by reference or deemed to be incorporated by reference in the Base Shelf Prospectus or Prospectus Supplement), not file or use any Supplementary Material to which the Agents or counsel to the Agents reasonably objects; and

(iv)	promptly advise the Agents of the filing of (and, if applicable, granting of a receipt for) the Supplementary Material, and furnish the Agents with true and complete copies thereof;

(g)	promptly furnish to the Agents copies of any statements, reports, circulars or other records or communications (including any such materials that constitute Supplementary Material) of a material nature that the Corporation sends to its securityholders or may from time to time publish or publicly disseminate, if same are not available to the public on the SEDAR website at www.sedar.com;

(h)	allow the Agents and their representatives to conduct all “due diligence” inquiries and investigations that the Agents may reasonably require, and to obtain satisfactory responses and results therefrom, in order for the Agents to fulfill their obligations as an “underwriter” within the meaning of Securities Laws and to enable the Agents to responsibly sign any certificate required to be signed by the Agents in the Prospectus Supplement;

(i)	without limiting the generality of Section 9.1(h) or the scope of the inquiries and investigations that the Agents may conduct for the purposes set forth therein, prior to the Filing Date and during each successive notice period referred to in Section 4.8 in connection with the proposed delivery of a Placement Notice and each time the Corporation is required to deliver a Bringdown Certificate pursuant to Section 9.3, the Corporation shall:

(i)	provide or arrange for reasonable access by the Agents and their representatives to the management personnel, properties and records of the Corporation (including its Subsidiaries) for the purposes of viewing, interviewing or reviewing the same; and

(ii)	make available such of its senior officers as the Agents may reasonably request, and use its commercially reasonable efforts to make available representatives of the Auditors, and the auditors of any Acquired Business Financial Statements included or incorporated by reference in the Prospectus, to answer any questions the Agents may have and to participate in one or more due diligence sessions;

(j)	comply with all Securities Laws so as to permit Placements as contemplated in this Agreement and the Prospectus Supplement;

(k)	throughout any period during which a Placement Notice is pending or effective, not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization, maintenance or manipulation of the price of the Common Shares;

(l)	file or deliver, within the time limits prescribed by and otherwise in accordance with Securities Laws, all statements, reports, circulars or other records required to be filed or delivered by the Corporation with or to any of the Qualifying Authorities pursuant to Securities Laws;

(m)	throughout any period during which a Placement Notice is pending or effective (and not suspended) and prior to the delivery of a new Placement Notice or a suspended Placement Notice ceasing to be suspended, promptly inform the Agents of:

(i)	any request by a Qualifying Authority or any other Governmental Body for any Supplementary Material or any revision to any record forming part of the Public Record or for any additional information concerning this Agreement or the transactions contemplated hereby;

(ii)	the issuance by any Qualifying Authority or other Governmental Body of any order, ruling or direction to cease, suspend or otherwise restrict the trading of the Common Shares or any other securities of the Corporation, or preventing, suspending or otherwise restricting the use of the Prospectus or any other prospectus or qualifying document relating to the distribution of the Offered Shares, or suspending the qualification of such Offered Shares for offering, distribution or resale in any jurisdiction, or of the initiation or, to the knowledge of the Corporation, threat of any proceeding for any such purpose; and

(iii)	the receipt of any communication from any Qualifying Authority or other Governmental Body relating to the Prospectus, the Public Record or the distribution of the Offered Shares;

(n)	in the event of the issuance of any order, ruling or direction contemplated in Section 9.1(m), promptly use its commercially reasonable efforts to obtain the termination or withdrawal of such order, ruling or direction;

(o)	not purchase Common Shares, and not permit any of its affiliates or any Person acting on its behalf to purchase Common Shares, under a normal course issuer bid throughout (i) any period during which a Placement Notice is pending or effective, and (ii) during the period beginning on the second Business Day immediately prior to the date on which any Placement Notice is delivered to the Agent hereunder and ending on the second Business Day immediately following the final Settlement Date with respect to the Offered Shares sold pursuant to such Placement Notice, without having first agreed with the Agent, acting reasonably, as to the appropriate adjustments, if any, to be made to the parameters set forth in such Placement Notice;

(p)	apply the Net Proceeds from the sale of the Offered Shares as set forth in the Prospectus under the heading “Use of Proceeds”;

(q)	comply with the terms and conditions of its listing agreement with the TSX and any other applicable Marketplace upon which the Common Shares are listed and maintain the listing of the Common Shares in good standing on the TSX and each such other Marketplace or Marketplaces upon which the Common Shares are listed;

(r)	maintain a transfer agent for the Common Shares in accordance with the rules of the TSX and any other Marketplace (if applicable);

(s)	maintain its status as a reporting issuer in each of the Qualifying Jurisdictions not in default of the securities legislation, in any material respect, of such Qualifying Jurisdictions;

(t)	comply with OSC Rule 48-501 – Trading During Distributions, Formal Bids and Share Exchange Transactions;

(u)	not engage in, and not permit any of its affiliates or any Person acting on its behalf engage in any Directed Selling Efforts or in any form of General Solicitation or General Advertising in the United States with respect to the Offered Shares; and

(v)	use its commercially reasonable efforts to ensure that the terms of any underwriting agreement, agency agreement or similar agreement relating to the distribution or sale of the securities of the Corporation that is executed after the date of this Agreement does not limit or restrict the Corporation’s ability to issue or sell Offered Shares in accordance with the terms of this Agreement.

9.2	Initial Opinions and Comfort Letters. The Corporation shall deliver, or cause to be delivered, to the Agents, on the Filing Date, the following documents:

(a)	written opinions, addressed and in form and substance satisfactory to the Agents and the Agents’ counsel, from:

(i)	the Corporation’s Counsel in Canada, DLA Piper (Canada) LLP, and from local counsel (only in respect of matters governed by the laws of the Qualifying Jurisdictions where DLA Piper (Canada) LLP is not qualified to practice law, determined by the Corporation and acceptable to the Agents, acting reasonably) concerning the matters set forth in Schedule E and as to such legal matters, including compliance with Securities Laws in any way connected with the issuance, sale and delivery of the Offered Shares, as the Agents may reasonably request; and

(ii)	the Corporation’s regulatory counsel with respect to the legal status of hemp-derived products manufactured by the Corporation,

it being understood that in rendering such opinions Corporation’s Counsel may rely on, as to relevant matters of fact, certificates of officers of the Corporation, public officials and agencies, and the Transfer Agent (together, the “Initial Legal Opinions”);

(b)	a “long form comfort letter” from each of the Auditors (the “Initial Corporation Comfort Letters”), having a cut-off date of not more than two (2) Business Days prior to the Filing Date, in form and substance satisfactory to the Agents and the Agents’ counsel, acting reasonably:

(i)	confirming that at all material times they were independent of the Corporation within the meaning of Securities Laws; and

(ii)	expressing, as of such date, the conclusions and findings of such Auditors with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with public offerings to the effect that such Auditors have carried out certain procedures performed for the purposes of comparing certain specified financial information and percentages appearing in the Prospectus (including, for greater certainty, the documents incorporated by reference therein) with indicated amounts in the financial statements or accounting records of the Corporation, and have found such information and percentages to be in agreement;

(c)	if Acquired Business Financial Statements are included or incorporated by reference in the Prospectus, a “comfort letter” from the auditors of the Acquired Business Financial Statements (the “Initial Acquisition Comfort Letter”) having a cut-off date of not more than two (2) Business Days prior to the Filing Date, in form and substance satisfactory to the Agent and the Agents’ counsel, acting reasonably:

(i)	confirming that at all material times they were independent of the Acquired Business within the meaning of Securities Laws;

(ii)	expressing, as of such date, the conclusions and findings of such auditors with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with public offerings to the effect that such auditors have carried out certain procedures performed for the purposes of comparing certain specified financial information and percentages appearing in the Prospectus (including, for greater certainty, the documents incorporated by reference therein) with indicated amounts in the financial statements or accounting records of the Acquired Business, and have found such information and percentages to be in agreement;

(d)	a certificate signed by two senior officers of the Corporation addressed to the Agents and Agents’ counsel and dated the Filing Date, in form and substance satisfactory to the Agents and the Agents’ counsel, acting reasonably, certifying the following:

(i)	the articles, by-laws and other constating documents of the Corporation and Charlotte’s Web, Inc.;

(ii)	all resolutions of the Corporation’s directors relating to the ATM Distribution and the transactions and agreements contemplated herein; and

(iii)	the incumbency and specimen signatures of the Corporation’s signing officers,

and attaching thereto certificates of status and/or compliance (or equivalent) for the jurisdiction in which the Corporation, Charlotte’s Web, Inc., and any other Material Subsidiary is in existence, each dated as close to the Filing Date as is reasonable;

(e)	copies of correspondence indicating that the Corporation has obtained all necessary approvals for the issuance of the Offered Shares to be listed and posted for trading on the TSX;

(f)	a “reporting issuer” list indicating that the Corporation is a reporting issuer in each of the Qualifying Jurisdictions, is not in default in any material respect of any requirement under Securities Laws and is not on the list of defaulting issuers maintained by the Qualifying Authorities; and

(g)	a certificate from the Transfer Agent signed by an authorized officer confirming the issued and outstanding share capital of the Corporation.

9.3	Bringdown Certificates. Without limiting Section 4.7, during the term of this Agreement,

(a)	each time the Corporation files:

(i)	an amendment (including an amendment that does not fully restate the original text and an amendment and restatement) to the Base Shelf Prospectus;

(ii)	a Business Acquisition Report or any other Acquired Business Financial Statements;

(iii)	an annual information form, audited annual financial statements or annual management’s discussion and analysis (or, in any case, any amendment thereto or an amended, re-filed or amended and restated form thereof); or

(iv)	interim financial statements or interim management’s discussion and analysis (or, in either case, any amendment thereto or an amended, re-filed or amended and restated form thereof); or

(b)	if reasonably requested by the Agents following the filing of a material change report, Designated News Release or other document incorporated or deemed to be incorporated by reference into the Prospectus,

(each date of filing of one or more of the documents referred to in paragraph (a) above and any time of a request pursuant to paragraph (b) above being a “Representation Date”), the Corporation shall deliver to the Agents a certificate, in the form attached hereto as Schedule D (a “Bringdown Certificate”); provided, however, that the requirement to provide a certificate under this Section 9.3 shall be deemed to be waived for any Representation Date occurring at a time at which no Placement Notice is pending or effective (including where a Placement Notice is suspended), which waiver shall continue until the earlier to occur of the date the Corporation delivers a Placement Notice hereunder or the suspension of a Placement Notice ceases (which for such calendar quarter shall be considered to be a Representation Date) and the next occurring Representation Date.

9.4	Further Legal Opinions.

(a)	Within three (3) Trading Days after each Representation Date with respect to which the Corporation is obligated to deliver a Bringdown Certificate and for which no waiver is applicable pursuant to Section 9.3, the Corporation shall cause to be delivered to the Agents opinions similar to the Initial Legal Opinions dated as of the Representation Date from the Corporation’s Counsel in Canada (or such other counsel, including local counsel as to matters involving the application of laws of jurisdictions other than those jurisdictions for which Corporation’s Counsel in Canada is qualified to practice law, determined by the Corporation and acceptable to the Agents, acting reasonably) concerning the matters set forth in Schedule E (provided, however, that the Corporation’s Counsel in Canada shall not be required to provide further legal opinions with respect to the matters described in paragraphs 5 to 17 of the form of opinion prescribed therein).

(b)	Within three (3) Trading Days after each Representation Date with respect to which the Corporation is obligated to deliver a Bringdown Certificate and for which no waiver is applicable pursuant to Section 9.3, and following an event or circumstance that results in the legal status of hemp-derived products manufactured by the Corporation changing in a material respect, the Corporation shall cause to be delivered to the Agents opinions similar to the Initial Legal Opinions, dated as of the Representation Date (or other applicable date), from the Corporation’s regulatory counsel concerning the legal status of hemp-derived products manufactured by the Corporation.

9.5	Further Comfort Letters. Within three (3) Trading Days after each Representation Date with respect to which the Corporation is obligated to deliver a Bringdown Certificate and for which no waiver is applicable pursuant to Section 9.3, the Corporation shall cause to be delivered to the Agents a “long form comfort letter” dated as of the Representation Date from each of the Auditors and, if applicable, a “long form comfort letter” from the auditors of each Acquired Business Financial Statements which are included or incorporated by reference in the Prospectus as at the Representation Date, having a cut-off date of not more than two (2) Business Days prior to such date, in form and substance satisfactory to the Agents and the Agents’ counsel, acting reasonably:

(a)	confirming that at all material times they were independent of the Corporation or the Acquired Business, as applicable, within the meaning of Securities Laws; and

(b)	with respect to financial information concerning:

(i)	the Corporation, other than in respect of Acquired Business Financial Statements, updating the Initial Corporation Comfort Letters with any information that would have been included in the Initial Corporation Comfort Letters had such initial letter been given as of such Representation Date and modified as necessary to contemplate any Supplementary Material (other than any Supplementary Material superseded by a subsequently filed document);

(ii)	an Acquired Business for which an Initial Acquisition Comfort Letter was previously delivered hereunder, updating the Initial Acquisition Comfort Letter with any information that would have been included in the Initial Acquisition Comfort Letter had such initial letter been given as of such Representation Date and modified as necessary to contemplate any Supplementary Material; and

(iii)	an Acquired Business for which an Initial Acquisition Comfort Letter was not previously delivered hereunder, expressing, as of such Representation Date, the conclusions and findings of such audit firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with public offerings to the effect that such auditors have carried out certain procedures performed for the purposes of comparing certain specified financial information and percentages appearing in the Prospectus (including, for greater certainty, the documents incorporated by reference therein) with indicated amounts in the financial statements or accounting records of the Acquired Business, and have found such information and percentages to be in agreement.

9.6	Further Officer’s Certificates. Within three (3) Trading Days after each Representation Date with respect to which the Corporation is obligated to deliver a Bringdown Certificate and for which no waiver is applicable pursuant to Section 9.3, the Corporation shall cause to be delivered to the Agents a certificate signed by to senior officers of the Corporation addressed to the Agents and dated the Representation Date, in form and substance satisfactory to the Agents and the Agents’ counsel, acting reasonably, certifying and attaching thereto certificates of status and/or compliance (or equivalent) for the jurisdiction in which the Corporation, Charlotte’s Web, Inc., and any other Material Subsidiary is in existence, each dated as close to the Representation Date as is reasonable.

9.7	Time of Further Deliveries. Notwithstanding Sections 9.3, 9.4, 9.5 and 9.6, if the Corporation decides to complete a Placement following a Representation Date in respect of which the waiver provided in Section 9.3 applied, then, prior to or concurrently with delivering the Placement Notice to the Agents or an existing Placement Notice ceasing to be suspended, the Corporation shall deliver or cause to be delivered to the Agents, as applicable, the Bringdown Certificate contemplated in Section 9.3, the legal opinions contemplated in Section 9.4, any “comfort letters” as contemplated in Section 9.5 and the officer’s certificate contemplated in Section 9.6, in each case dated as of the date of the Placement Notice or the date the existing Placement Notice ceases to be suspended and otherwise substituting the date of the Placement Notice or the date the existing Placement Notice ceases to be suspended for the “Representation Date” as that term is used in Section 9.3.

10.	EXPENSES

10.1	The Corporation agrees, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated in accordance with Section 13, to pay and be responsible for all expenses of or incidental to the performance of its obligations hereunder, including, but not limited to, expenses relating to:

(a)	the preparation, printing, filing and delivery of the Prospectus (including any Supplementary Material), including any filing fees payable to Qualifying Authorities or any other Governmental Bodies;

(b)	the preparation, issuance and delivery of the Offered Shares;

(c)	the printing and delivery of any documents required hereunder to be delivered to or as directed by the Agents;

(d)	the fees, disbursements and expenses of counsel to the Corporation and of the Corporation’s registrar and transfer agent, the Auditors (and any auditors of any Acquired Business Financial Statements) and other advisors;

(e)	the reasonable fees (not to exceed (i) $75,000 to and including the date of this Agreement, and (ii) $25,000 in any 12-month period thereafter during the term of this Agreement), disbursements and related taxes of counsel to the Agents, and all other reasonable out-of-pocket expenses of the Agents in relation to the Agreement and ongoing services in connection with the matters and transactions contemplated by the Agreement; and

(f)	the fees and expenses incurred in connection with the listing of the Offered Shares for trading on the TSX and any other Marketplace on which the Common Shares are listed or quoted.

11.	CONDITIONS TO AGENTS’ OBLIGATIONS

11.1	The obligations of the Agents hereunder with respect to any sale of Placement Shares (other than the obligations in Section 2.3) shall be subject to the completion by the Agents of ongoing due diligence reviews satisfactory to the Agents in its sole and reasonable judgment, and to the continuing satisfaction (or waiver by the Agents, in its sole and unfettered discretion) of the following additional conditions:

(a)	the Prospectus Supplement shall have been filed with the Qualifying Authorities under the Shelf Procedures and the Passport Procedures in accordance with Section 9.1(b) hereof and all requests for additional information on the part of the Qualifying Authorities shall have been complied with to the satisfaction of the Agents and the Agents’ counsel, acting reasonably;

(b)	no Supplementary Material (other than documents incorporated by reference and required to be filed pursuant to NI 51-102) shall have been filed to which the Agents, acting reasonably, object;

(c)	at the Placement Time and at the Settlement Date for such Placement Shares, no order, ruling or direction of any Qualifying Authority or other Governmental Body shall have been issued that has the effect of:

(i)	ceasing, suspending or otherwise restricting the trading of such Placement Shares or any other securities of the Corporation,

(ii)	preventing, suspending or otherwise restricting the use of the Prospectus or any other prospectus or qualifying document relating to the distribution of such Placement Shares, or

(iii)	suspending the qualification of such Placement Shares for offering, distribution or resale in any jurisdiction, and no proceedings for any such purpose shall have been initiated, announced or threatened;

(d)	all representations and warranties of the Corporation contained herein and in any certificates delivered pursuant hereto shall be true and correct, with the same force and effect as if then made, except to the extent that any such representation and warranty is limited to a specified date (or is updated as permitted by Section 4.7 or 9.3);

(e)	the Corporation shall have complied with all agreements and all conditions on its part theretofore to be performed or satisfied hereunder;

(f)	the Agents shall have received all documents required to be delivered or furnished to the Agents pursuant to Section 9.2, in each case on or before the date on which delivery of such document is required pursuant to this Agreement;

(g)	the Placement Shares shall have been conditionally approved for listing on the TSX, subject only to fulfilling customary conditions with the TSX; and

(h)	the Corporation shall have delivered or caused to be delivered to the Agent and the Agents’ counsel such other certificates or other documents as they may reasonably request for the purpose of enabling them to pass upon the issuance and sale of the Placement Shares as herein contemplated, or in order to evidence or confirm: (i) the accuracy of any of the representations or warranties contained herein; (ii) the fulfillment of any of the conditions contained herein; or (iii) the accuracy and completeness of any information contained in the Prospectus.

12.	INDEMNIFICATION AND CONTRIBUTION

12.1	The Parties acknowledge the provisions concerning indemnification and contribution set forth in Schedule F, which forms an integral part of this Agreement, and agree to the matters set forth therein.

13.	TERMINATION

13.1	Each Agent may terminate this Agreement with respect to itself, but not with respect to the other Agent, in its sole discretion, prior to the automatic termination of this Agreement pursuant to Section 13.4, upon one Trading Day’s notice to the Corporation as provided in Section 14.1.

13.2	The Corporation may terminate this Agreement in its sole discretion, prior to the automatic termination of this Agreement pursuant to Section 13.4, upon one Trading Day’s notice to the Agents as provided in Section 14.1; provided that, if the Corporation terminates this Agreement after the Agents confirm to the Corporation any sale of Placement Shares, the Corporation shall remain obligated to comply with the provisions of Section 7 with respect to such Placement Shares.

13.3	Any termination pursuant to Section 13.1 shall be without liability of any Party to any other Party, provided that no termination of this Agreement shall relieve any Party from liability for any breach by it of this Agreement that has occurred prior to the date of termination.

13.4	Unless earlier terminated pursuant to Section 13.1, this Agreement shall automatically terminate upon the earlier of the date on which:

(a)	the issuance and sale of all of the Offered Shares through the Agents on the terms and conditions set forth herein is completed; and

(b)	the receipt issued for the Base Shelf Prospectus ceases to be effective in accordance with Securities Laws.

13.5	Notwithstanding any other provision hereof, but subject to the express provisions with respect to survival in such sections, the provisions of Section 8, Section 10, Section 12, Section 16, Section 19 and Section 20 shall remain in full force and effect notwithstanding termination of this Agreement, and any mutual agreement to terminate shall be deemed to so provide.

14.	NOTICES

14.1	Unless otherwise provided herein, all notices or other communications required or permitted to be given by any Party to any other Party pursuant hereto shall be in writing and personally delivered or transmitted by facsimile or electronic mail addressed to the recipient as follows:

If to the Corporation, to:

Charlotte’s Web Holdings, Inc.

1600 Pearl Street, Suite 300

Boulder, CO 80302

Attention:	Deanie Elsner, Chief Executive Officer
Electronic Mail:	[REDACTED – Email address]

and with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP

Suite 1000, Livingston Place West

250 2nd Street West

Calgary, Alberta

T2P 0CI

Attention:	Jarrod Isfeld
Electronic Mail:	[REDACTED – Email address]

If to the Agents, to:

Canaccord Genuity Corp.

161 Bay Street, Suite 3000

Toronto, Ontario M5J 2S1

Attention:	Steve Winokur
Electronic Mail:	[REDACTED – Email address]

BMO Nesbitt Burns Inc.

First Canadian Place, 4th Floor

100 King Street West

Toronto, Ontario M5X 1H3

Attention:	Andrew Warkentin
Electronic Mail:	[REDACTED – Email address]

and with a copy (which shall not constitute notice) to:

Stikeman Elliot LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario
M5L 1B9

Attention:	Martin Langlois
Electronic Mail:	[REDACTED – Email address]

or to such other address for delivery, facsimile number or electronic mail address as a Party may otherwise designate by giving notice to the other Parties as provided herein.

14.2	Any such notice or other communication delivered personally in accordance with Section 14.1 shall be deemed to have been given and received by the addressee: (i) when actually delivered, if so delivered during the addressee’s normal business hours on any Business Day; or (ii) at the commencement of the first Business Day following the actual time of delivery, if not so delivered on a Business Day or during the addressee’s normal business hours.

14.3	Any such notice or other communication transmitted by facsimile or electronic mail in accordance with Section 14.1 shall be deemed to have been given and received by the addressee: (i) when transmitted by the transmitting Party, if so transmitted during the addressee’s normal business hours on any Business Day; or (ii) at the commencement of the first Business Day following the time of transmission, if not so transmitted on a Business Day or during the addressee’s normal business hours; provided, however, that, in the case of a transmission by facsimile, the transmitting Party obtains and retains documentary confirmation from its telecommunications equipment that the transmission was successful and, in the case of a transmission by electronic mail, the addressee shall have confirmed receipt by return electronic mail transmission, which the Parties hereto agree to do so as soon as is reasonably practicable upon receipt of any notice or other communication by electronic mail.

15.	SUCCESSORS AND ASSIGNS

15.1	This Agreement shall enure to the benefit of and be binding upon the Corporation and the Agents and their respective successors and permitted assigns, and with respect to rights of indemnity and contribution as provided in Schedule F, the Indemnified Parties contemplated therein.

15.2	References herein to any of the Parties named in this Agreement shall be deemed to include the successors and permitted assigns of such Party.

15.3	Except as expressly provided in Schedule F, nothing in this Agreement (express or implied) is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.4	No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

16.	GOVERNING LAW, ETC.

16.1	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario applicable to contracts made and to be performed within the Province of Ontario.

16.2	For the purpose of all legal proceedings, this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising hereunder. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario for the adjudication of any dispute arising hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

16.3	Each Party hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

17.	RELATIONSHIP BETWEEN THE PARTIES

17.1	The Corporation acknowledges and agrees that, subject to Section 2.2:

(a)	each of the Agents has been retained solely to act as firm underwriter (as that term is used in the Act), as agent and not as principal, in connection with the sale of the Offered Shares, and that no fiduciary relationship between the Corporation and the Agents has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Agents have advised or are advising the Corporation on other matters;

(b)	the Corporation is capable of evaluating and understanding and does understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)	the Corporation has been advised that the Agents and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Corporation, and that the Agents have no obligation to disclose such interests and transactions to the Corporation by virtue of any fiduciary relationship; and

(d)	it waives, to the fullest extent permitted by law, any claims it may have against the Agents for breach of fiduciary duty or alleged breach of fiduciary duty, and agrees that the Agents shall not have liability (whether direct or indirect) to it in respect of any such claim or to any Person asserting a fiduciary duty claim on behalf of or in right of the Corporation, including securityholders, employees or creditors of the Corporation.

17.2	This Agreement is not intended to create, and shall not be construed or deemed to create, a partnership or joint venture between the Parties.

18.	FORCE MAJEURE

18.1	No Party shall be liable to any of the others, or held in breach of this Agreement, if prevented, hindered or delayed in the performance or observance of any provision contained herein by reason of an act of a Force Majeure. Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 18, subject in any case to Securities Laws.

18.2	For the purposes of this Agreement, “Force Majeure” shall mean an event, condition or circumstance (and the effect thereof including mechanical, electronic or communication interruptions, disruptions or failures resulting from any of the foregoing) that is not within the reasonable control of the Party claiming a Force Majeure and which, notwithstanding the exercise of commercially reasonable efforts to prevent such event, condition or circumstance or mitigate the effect thereof (which each Party hereby covenants to exercise), the Party claiming a Force Majeure is unable to prevent or mitigate the effect thereof, and which thus causes a delay or disruption in the performance of any obligation imposed on such Party hereunder. Subject to the foregoing, such events of Force Majeure shall include strikes, lock-outs, work stoppages, work slow-downs, industrial disturbances, storms, fires, floods, landslides, snowslides, earthquakes, explosions, lightning, tempest, accidents, epidemics, acts of war (whether declared or undeclared), threats of war, actions of terrorists, blockades, riots, insurrections, civil commotions, public demonstrations, revolution, sabotage or vandalism, acts of God, any laws, rules, regulations, orders, directives, restraints or other actions issued, imposed or taken by any Governmental Body following the execution and delivery of this Agreement, and inability to obtain, maintain or renew or delay in obtaining, maintaining or renewing necessary permits or approvals (after using reasonable commercial efforts to do so) following the execution and delivery of this Agreement, or any cause similar to any of the foregoing; provided, however, that a Party’s own lack of funds or other financial problems shall in no event constitute Force Majeure in respect of such Party.

19.	JOINT AND SEVERAL LIABILITY

19.1	In the event this Agreement is terminated in accordance with Section 13.1, and notwithstanding any other provision of this Agreement, Charlotte’s Web, Inc. is jointly and severally liable with the Corporation, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of the Corporation.

20.	GENERAL

20.1	Except as required by law or the policies of the TSX (which the Parties acknowledge will, among other things, require this Agreement to be filed on SEDAR and a press release regarding this Agreement), no public announcement or press release concerning this Agreement or the subject matter hereof may be made by a Party without the prior consent and approval of the other Party, which consent and approval shall not be unreasonably withheld.

20.2	This Agreement (including all schedules attached hereto), any Placement Notices issued pursuant hereto and any Settlement Procedures agreed to by the Parties constitute the entire agreement between the Parties concerning the subject matter hereof, and supersede all other prior and contemporaneous agreements, understandings, negotiations and undertakings (both written and oral) between the Parties concerning the subject matter hereof.

20.3	No amendment to this Agreement shall be valid or binding unless set forth in writing and executed by the Parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

20.4	If any one or more of the provisions hereof, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as determined by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the provisions hereof shall be construed as if such invalid, illegal or unenforceable provision was not and had never been contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the Parties as reflected in this Agreement.

20.5	Without limiting Section 20.4, if one or more of the provisions hereof conflicts with any legal or regulatory requirement to which this Agreement and the relationship of the Parties hereunder are properly subject, then such legal or regulatory requirement shall prevail and the Parties shall forthwith meet and negotiate in good faith the manner in which this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

20.6	The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party shall be entitled.

20.7	Each Party shall from time to time execute and deliver all such further documents and instruments and do all acts and things as any of the other Parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

20.8	Time shall be of the essence of this Agreement.

20.9	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one Party to the other may be made by facsimile or other electronic transmission.

If the foregoing correctly sets forth the understanding between the Corporation and the Agents, please confirm your acceptance and agreement by executing a copy of this letter in the space provided below for that purpose and delivering the same to the Agent, whereupon this letter shall constitute a binding agreement between the Corporation and the Agents.

[Remainder of this page intentionally left blank. Signature page follows.]

Yours truly,

CANACCORD GENUITY CORP.

By:	(signed) "Steve Winokur"
Name:	Steve Winokur
Title:	Managing Director

BMO NESBITT BURNS INC.

By:	(signed) "Andrew Warkentin"
Name:	Andrew Warkentin
Title:	Managing Director

By:	(signed) "Manny Dhillon"
Name:	Manny Dhillon
Title:	Managing Director

THE FOREGOING IS ACCEPTED AND AGREED as of the date first above written.

CHARLOTTE'S WEB HOLDINGS, INC.

By:	(signed) "Adrienne Elsner"
Name:	Adrienne Elsner
Title:	Chief Executive Officer

[Signature Page to the Equity Distribution Agreement]

Schedule A
to the Equity Distribution Agreement made as of June 3, 2021 among
Charlotte’s Web Holdings, Inc.. Canaccord Genuity Corp. and BMO Nesbitt Burns Inc.

DESIGNATED REPRESENTATIVES AND AUTHORIZED REPRESENTATIVES

The Designated Representatives and Authorized Representatives of the Corporation are as follows:

Name and Office/Title	Email Address	Telephone Numbers
Deanie Elsner, Chief Executive Officer	[Redacted]	[Redacted]
Russell Hammer, Chief Financial Officer	[Redacted]	[Redacted]
Mario Pasquale, Vice President Corporate Treasurer	[Redacted]	[Redacted]

The Designated Representatives and Authorized Representatives of the Agents are as follows:

Name and Office/Title	Email Address	Telephone Numbers
Canaccord
Steve Winokur, MD Investment Banking	[Redacted]	[Redacted]
Ron Sedran, MD Investment Banking	[Redacted]	[Redacted]
Genevieve Eccleston, Director Investment Banking	[Redacted]	[Redacted]
Emily Jameson, Vice President, Investment Banking	[Redacted]	[Redacted]
BMO
James Ehrensperger, Managing Director, Equity Products	[Redacted]	[Redacted]

Schedule A

Schedule B
to the Equity Distribution Agreement made as of June 3, 2021 among
Charlotte’s Web Holdings, Inc., Canaccord Genuity Corp. and BMO Nesbitt Burns Inc.

FORM OF PLACEMENT NOTICE

FROM: Charlotte’s Web Holdings, Inc.

TO: _____________________________ (the “Specified Agent”)

DATE:___________________________, ______________

SUBJECT:     Placement Notice No. _________________

Reference is made herein to the Equity Distribution Agreement dated June 3, 2021 (the “Equity Distribution Agreement”) among Charlotte’s Web Holdings, Inc., Canaccord Genuity Corp. (“Canaccord”) and BMO Nesbitt Burns Inc. (“BMO” and together with Canaccord, the “Agents”). Unless otherwise defined herein, all capitalized terms referred to in this Placement Notice shall have the meanings attributed to them in the Equity Distribution Agreement.

Trading Instructions

Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement, the undersigned hereby requests, as a duly appointed Authorized Representative of the Corporation, that the Specified Agent sell Placement Shares, as agent of the Corporation, in accordance with the following trading instructions (if any of the following trading instructions are not applicable, specify “N/A”):

Maximum number of Placement Shares to be sold (A)
Total number of Common Shares outstanding on the date of this Placement Notice (B)
Maximum number of Placement Shares to be sold expressed as a percentage of the total number of Common Shares outstanding on the date of this Placement Notice (A + B x 100)%
Minimum price per Placement Share to be sold $
First permitted Trading Day of trading
Last permitted Trading Day of trading
Specific dates on which Placement Shares may not be sold:

Other trading instructions:

Schedule B-1

Other Terms Applicable to this Placement Notice

Upon receiving this Placement Notice, an Authorized Representative of the Specified Agent will acknowledge receipt hereof by signing this Placement Notice and returning a copy hereof to the Corporation by electronic mail addressed and sent to the Designated Representatives of the Corporation or notify the Corporation that the Specified Agent declines to accept the Placement Notice. For all purposes hereof, the Specified Agent will be deemed not to have received this Placement Notice unless receipt hereof shall have been so acknowledged by an Authorized Representative of the Specified Agent.

This Placement Notice is effective upon receipt by the Specified Agent unless and until the earliest of the following occurs: (i) the Specified Agent advises the Corporation, by electronic mail addressed and sent to the Designated Representatives of the Corporation, that it declines to accept the terms of sale set forth in this Placement Notice; (ii) the entire amount of the Placement Shares specified herein has been sold and all such sales have settled in accordance with the terms and conditions of the Equity Distribution Agreement; (iii) the Corporation or the Specified Agent suspends the sale (or further sale, as applicable) of the Placement Shares in accordance with Section 6 of the Equity Distribution Agreement; (iv) the Specified Agent receives from the Corporation a subsequent Placement Notice with parameters that expressly supersede those contained in this Placement Notice; or (v) the Equity Distribution Agreement has been terminated pursuant to Section 13 thereof.

This Placement Notice shall not contain any parameters that conflict with the provisions of the Equity Distribution Agreement or that subject or purport to impose upon or subject the Specified Agent to any obligations in addition to the Specified Agent’s obligations contained in the Equity Distribution Agreement. In the event of a conflict between the terms of the Equity Distribution Agreement and the terms of this Placement Notice with respect to an issuance and sale of Placement Shares, the terms of the Equity Distribution Agreement shall prevail.

The Corporation covenants and agrees that the delivery of this Placement Notice by or on behalf of the Corporation to the Specified Agent shall be deemed to be an affirmation that: (i) the representations and warranties made by the Corporation in the Equity Distribution Agreement and in any certificates provided pursuant thereto are true and correct as at the time this Placement Notice is issued, except only to the extent that any such representation and warranty is, by its express terms, limited to a specific date, or as expressly disclosed in Exhibit A to this Placement Notice; and (ii) the Corporation has complied with all covenants and agreements to be performed, and satisfied all conditions to be satisfied, by or on the part of the Corporation under the Equity Distribution Agreement at or prior to the time this Placement Notice is issued.

[Remainder of this page intentionally left blank. Signature page follows.]

Schedule B-2

CHARLOTTE'S WEB HOLDINGS, INC.

Per:

Signature of Authorized Representative

Name of Authorized Representative (Please Print)

Title of Authorized Representative (Please Print)

E-mail Address of Authorized Representative (Please Print)

Direct Office Telephone Number (and extension, if applicable)

Telephone Number (Cell)

[signatures continued on next page]

[Signature Page to the Equity Distribution Agreement-1]

Acknowledged this ________ day of ____________________,
20___ by the Specified Agent.

Per:

Signature of Authorized Representative

Name of Authorized Representative (Please Print)

Title of Authorized Representative (Please Print)

E-mail Address of Authorized Representative (Please Print)

Direct Office Telephone Number (and extension, if applicable)

Telephone Number (Cell)

[Signature Page to the Equity Distribution Agreement-2]

Exhibit A to Placement Notice

Exceptions to the representations and warranties made by the Corporation in the Equity Distribution Agreement and in any certificates provided pursuant thereto:

Exhibit A to Placement Notice

Schedule C to the Equity Distribution Agreement made as of June 3, 2021 among Charlotte’s Web Holdings, Inc., Canaccord Genuity Corp. and BMO Nesbitt Burns Inc.

REPRESENTATIONS AND WARRANTIES

1.	The Corporation represents and warrants to, and covenants with, the Agent (and acknowledges that the Agent is relying on such representations, warranties and covenants) as follows:

(a)	the information and statements (except for the Agents’ Information) contained in the Prospectus (i) are true and correct, (ii) contain no misrepresentation and (iii) constitute full, true and plain disclosure of all material facts relating to the Corporation and the Offered Shares as required by Securities Laws;

(b)	no material fact has been omitted from such information and statements (except for the Agents’ Information) that is required to be stated in such information and statements or that is necessary to make a statement contained in such information and statements not misleading in the light of the circumstances under which it was made;

(c)	except with respect to any Agents’ Information, the Prospectus complies with all applicable requirements of Securities Laws;

(d)	the statistical and market-related data included in the Prospectus or the marketing materials are based on or derived from sources that are believed by the Corporation to be reliable and accurate in all material respects;

(e)	since the respective dates as of which information is given in the Prospectus or in the documents incorporated by reference therein, except as otherwise stated therein, (i) there has been no Material Adverse Change; (ii) there have been no transactions entered into by the Corporation, other than those in the ordinary course of business, which are material with respect to the Corporation; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any class of its shares;

(f)	the Corporation has been duly incorporated and is existing as a corporation and in good standing under the laws of the Province of British Columbia;

(g)	Charlotte’s Web, Inc. has been duly incorporated and is existing as a corporation and in good standing under the laws of the State of Delaware;

(h)	except as described in the Prospectus or in the documents incorporated by reference therein, each member of the Corporation Group has the requisite corporate power and authority to own, lease and operate its properties and assets (including licenses and other similar rights) and to conduct its business as described in the Prospectus or in the documents incorporated by reference therein, and is properly registered or licensed to transact business and is in good standing under the laws of all jurisdictions in which its business is carried on or in which it owns or leases properties;

Schedule C-1

(i)	the Corporation has an authorized share capital consisting of an unlimited number of Common Shares, an unlimited number of proportionate voting shares and an unlimited number of preferred shares, of which, as of the date hereof, an aggregate of 109,378,959 Common Shares, an aggregate of 76,264.4050 proportionate voting shares and no preferred shares are issued and outstanding;

(j)	all of the Common Shares and proportionate voting shares of the Corporation have been duly and validly authorized and issued and are fully paid and non-assessable shares of the Corporation, and none of such Common Shares or proportionate voting shares of the Corporation were issued in violation of the pre-emptive right or similar rights of any securityholder of the Corporation or of any other person;

(k)	the Offered Shares have been duly created, authorized, allotted and reserved for issuance and after payment of applicable consideration:

(i)	the Offered Shares will be duly and validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation; and

(ii)	the Offered Shares will not have been issued in violation of or subject to any preemptive or contractual rights to purchase securities issued or granted by the Corporation;

(l)	all of the issued and outstanding shares or other equity interests in Charlotte’s Web, Inc. are 100% owned by the Corporation (free and clear of all Liens); in addition, all of the issued and outstanding shares or other equity interests in Charlotte’s Web, Inc. were duly and validly authorized and issued by Charlotte’s Web, Inc. and are fully paid and non-assessable shares or other equity interests of Charlotte’s Web, Inc.;

(m)	other than (i) the shares or other equity interests in the subsidiaries as set out in the Prospectus or in the documents incorporated by reference therein, (ii) pursuant to the Option Agreement, the Corporation does not have any equity interest, directly or indirectly, in any person;

(n)	no person, firm or corporation has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase from any member of the Corporation Group of any unissued shares thereof, except for the following issued and outstanding securities as of the date hereof: (A) stock options under the Company’s 2015 legacy option plan exercisable to purchase 1,300,012 Common Shares; (B) stock options under the Company’s 2018 option plan exercisable to purchase 2,716,776 Common Shares; (C) 9,483,140 common share purchase warrants; and (D) 917,641 restricted share awards;

(o)	other than the Legacy Stock Option Plan, the LTIP, the employee share purchase plan, and the stock options of the Corporation referred to in Section 1(n), the Corporation has no stock-based benefit or incentive plan in effect;

Schedule C-2

(p)	the Corporation has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and thereunder and to execute and file the Prospectus;

(q)	this Agreement and the performance by the Corporation of its obligations hereunder have been duly authorized by all necessary corporate action, and the Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of general equitable principles, including the limitation that rights of indemnity, contribution and waiver may be limited by applicable laws;

(r)	the rights, privileges, restrictions, conditions and other terms attaching to the Common Shares, the proportionate voting shares, the preferred shares of the Corporation and any other securities of the Corporation, and the Offered Shares, conform in all material respects to the respective descriptions thereof contained in the Prospectus;

(s)	the Financial Statements incorporated by reference in the Prospectus have been prepared in conformity with IFRS, consistently applied throughout the periods involved, and comply as to form in all material respects with the applicable accounting requirements of Securities Laws and laws of the Province of British Columbia. Such Financial Statements present fairly in all material respects the financial position, financial performance and cash flows of the relevant entity as at the dates and for the periods of such Financial Statements. The other financial information included in the Prospectus presents fairly in all material respects the information shown therein and, other than those aspects of the non-IFRS measures and industry metrics that are not derived from the Financial Statements, has been compiled on a basis consistent with that of the Financial Statements;

(t)	all material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and Employee Plans payments of the Corporation Group have been recorded in conformity, in all material respects, with IFRS and comply in all material respects as to form with the applicable accounting requirements, and are reflected on the books and records of the Corporation Group, as applicable. There are no outstanding violations or defaults under the Employee Plans or any actions, suits, claims, trials, demands, investigations, arbitration proceedings or other proceedings pending or threatened with respect to any of the Employee Plans that would, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Corporation does not constitute an event or condition under any Employee Plan that entitles any employee or former employee to a payment, promise of payment, acceleration of vesting or any other benefit to which that individual would not otherwise be entitled;

(u)	except as disclosed in the Prospectus (including the Financial Statements incorporated by reference therein), no member of the Corporation Group has outstanding any debentures, notes, mortgages or other indebtedness that is material to the Corporation Group taken as a whole;

Schedule C-3

(v)	no member of the Corporation Group has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that continue to be outstanding, except: (i) as disclosed or contemplated in the Prospectus (including the Financial Statements incorporated by reference therein); and (ii) as incurred in the ordinary course of business by the Corporation Group and which do not, individually or in the aggregate, have a Material Adverse Effect;

(w)	except as disclosed in the Prospectus (including the Financial Statements incorporated by reference therein), since March 31, 2021, (i) there has not been any change in the share capital, long-term debt, financial condition or operations of the other than changes in the ordinary course of business; (ii) the business of the Corporation Group has been carried on in the ordinary course; (iii) none of the property or assets of the Corporation Group has been transferred, assigned, sold, distributed, distributed by way of dividend or otherwise disposed of other than in the ordinary course of business; and (iv) the Corporation Group has not cancelled any debts or entitlements other than in the ordinary course of business;

(x)	Ernst & Young LLP is independent in accordance with the rules of professional conduct applicable to auditors in Canada, and applicable Securities Laws, and there has not been any reportable event (within the meaning of NI 51-102) with such auditors with respect to audits of the Corporation and Charlotte’s Web, Inc.;

(y)	except as would not have a Material Adverse Effect, no member of the Corporation Group is in breach or violation of: (i) any term or provision of its constating documents; (ii) any resolution of its board of directors or shareholders; or (iii) any contract, mortgage, note, indenture, joint venture or partnership arrangement, agreement (written or oral), instrument, lease, judgment, decree, order, statute, rule, licence, law or regulation applicable to it or by which it is bound;

(z)	no member of the Corporation Group is in material violation or material default of, nor will the execution of this Agreement and the Prospectus, the performance by the Corporation Group of its obligations hereunder, result in any material breach or material violation of, or be in conflict with, or constitute a material default under, or create a state of facts which after notice or lapse of time, or both, would constitute a material default under, or give rise to any right to accelerate the maturity or require the prepayment of any indebtedness under, or result in the imposition of any Lien upon any property or assets of the Corporation Group pursuant to (i) any term or provision of the constating documents of any member of the Corporation Group or any resolution of the directors or shareholders of any member of the Corporation Group; (ii) any contract, mortgage, note, indenture, joint venture or partnership arrangement, agreement (written or oral), instrument, lease (including for real property) or licence to which any member of the Corporation Group is a party or bound or to which any of the business, operations, property or assets of the Corporation Group are subject (collectively, “Corporation Group Contracts”); or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Corporation Group or their business, operations or assets, of any court, Governmental Body, arbitrator or other authority having jurisdiction over the Corporation Group;

Schedule C-4

(aa)	there are no business relationships, related-party transactions or off-balance sheet transactions involving any member of the Corporation Group or any other person required to be described in the Prospectus (including the Financial Statements incorporated by reference therein) which have not been described as required under IFRS; and there are no contracts or other documents that are required to be described in the Prospectus under Securities Laws;

(bb)	all material Corporation Group Contracts have been made available to the Agent in the Corporation’s data room, and all Corporation Group Contracts are valid and binding obligations of the applicable member of the Corporation Group and are in good standing; and (i) no event of default or event which after the giving of notice or the lapse of time or both would constitute an event of default, has occurred and is outstanding under any Corporation Group Contract; (ii) the Corporation Group has no knowledge of any default by the other parties to each Corporation Group Contract; and (iii) no member of the Corporation Group has waived any material rights under any Corporation Group Contract;

(cc)	there is no requirement to obtain a consent, approval or waiver of a party under any material Corporation Group Contract in respect of any of the transactions contemplated by this Agreement, other than such consents, approvals and waivers as have been obtained by any member of the Corporation Group as at the date hereof;

(dd)	no securities commission, stock exchange or comparable authority has issued any order preventing or suspending the use of the Prospectus or instituted proceedings for that purpose and no such proceedings are pending or, to the knowledge of the Corporation Group, contemplated or threatened;

(ee)	the Transfer Agent has been duly appointed as registrar and transfer agent for the Common Shares and proportionate voting shares of the Corporation;

(ff)	the form of the certificates for the Common Shares, proportionate voting shares of the Corporation and any other securities of the Corporation have been approved by the board of directors of the Corporation and adopted by the Corporation and comply with all applicable legal and stock exchange requirements and do not conflict with the Corporation’s constating documents;

(gg)	except as disclosed in writing to the Agents, there is no litigation, arbitration or governmental or other proceeding, suit or investigation at law or in equity before any Governmental Body, in progress, pending or, to the knowledge of the Corporation Group, threatened against, or involving the assets, properties or business of, any member of the Corporation Group which is material or which would adversely affect the consummation of the transactions contemplated by this Agreement in any material respect or the performance by the Corporation of its obligations hereunder;

Schedule C-5

(hh)	(i) each member of the Corporation Group is in compliance in all material respects with the provisions of applicable federal, provincial, state, local and foreign laws and regulations respecting employment; (ii) no labour dispute with the employees of any member of the Corporation Group exists or is pending or, to the knowledge of the Corporation Group, threatened or imminent, and the Corporation Group has no knowledge of any existing or imminent labour disturbance by the employees of the Corporation Group’s principal contractors; (iii) the labour relations of the Corporation Group are satisfactory; and (iv) no collective agreement or collective bargaining agreement or modification thereof has expired and none is currently being negotiated by any member of the Corporation Group;

(ii)	no material supplier, distributor, customer or service provider of any member of the Corporation Group has notified the Corporation Group in writing, and to the knowledge of the Corporation Group, there is no reason to believe, that any such material supplier, distributor, customer or service provider will not continue dealing with applicable member of the Corporation Group on substantially the same terms as presently conducted, subject to changes in pricing and volume in the ordinary course;

(jj)	except as described in the Prospectus or the documents incorporated by reference therein, each member of the Corporation Group has conducted and is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all applicable Laws, tariffs and directives material to its operations, including all applicable federal, provincial, state, municipal, and local zoning, environmental, controlled substance laws and regulations and other lawful requirements of any Governmental Body, including, but not limited, to relevant permits and licenses;

(kk)	all product research and development activities, including quality assurance, quality control, testing, and research and analysis activities, conducted by the Corporation Group in connection with their business is being conducted in compliance, in all material respects, with all industry, laboratory safety, management and training standards applicable to the business and all such processes, procedures and practices required in connection with such activities are in place as necessary and are being complied with in all material respects;

(ll)	except as described in the Prospectus or in the documents incorporated by reference therein, to the knowledge of the Corporation Group, all supply, production and processing partners have obtained and are in compliance with all authorizations required by the jurisdictions in which they operate to permit them to conduct their business as currently conducted or proposed to be conducted;

(mm)	except as described in the Prospectus or the documents incorporated by reference therein, there is no material litigation or governmental or other proceeding and to the knowledge of the Corporation Group, investigation at law or in equity before any Governmental Body, domestic or foreign, in progress, pending or, to the Corporation Group’s knowledge, threatened (and the Corporation Group do not know of any basis therefor) against, or involving the assets, properties or business of, the Corporation Group, nor are there any matters under discussion with any Governmental Body relating to taxes, governmental charges, orders or assessments asserted by any such authority, and to the Corporation Group’s knowledge, there are no facts or circumstances which would reasonably be expected to form the basis for any such litigation, governmental or other proceeding or investigation, taxes, governmental charges, orders or assessments;

Schedule C-6

(nn)	each member of the Corporation Group has security measures and safeguards in place to protect Personally Identifiable Information that it may collect from registered customers and other parties from illegal or unauthorized access or use by its personnel or third parties in a manner that violates applicable privacy laws. The Corporation Group has complied in all material respects with all applicable privacy and consumer protection laws and has not collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by privacy laws, whether collected directly or from third parties, in an unlawful manner. The Corporation Group has taken all reasonable steps to protect Personally Identifiable Information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse;

(oo)	there are no bonuses, distributions or salary payments which will be payable by any member of the Corporation Group, outside of the ordinary course of business, to any officer, director, employee or consultant of the Corporation Group relating to their employment with, or services rendered to, the Corporation Group;

(pp)	other than usual and customary health and related benefit plans for employees, the Prospectus discloses to the extent required by applicable Securities Laws each Employee Plan, each of which has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plans;

(qq)	(i) there are no workers’ compensation claims pending against any member of the Corporation Group; and (ii) to the knowledge of the Corporation Group (A) none of the executive officers of the Corporation Group described in the Prospectus or the documents incorporated by reference therein has any plans to terminate his or her employment, (B) none of the executive officers of the Corporation Group described in the Prospectus or the documents incorporated by reference therein or any other employee of the Corporation Group is subject to any secrecy or non-competition agreement or any other agreement (other than the Name and Likeness Agreement) or restriction of any kind that would impede in any way the ability of such executive officer or employee to carry out fully all activities of such employee in furtherance of the Corporation Group’s business, and (C) none of the executive officers of the Corporation Group described in the Prospectus or the documents incorporated by reference therein or any other employee or former employee of the Corporation Group has any claim with respect to any Intellectual Property rights of the Corporation Group (other than pursuant to the Name and Likeness Agreement);

Schedule C-7

(rr)	(i) to the knowledge of the Corporation Group, no member of the Corporation Group has, directly or indirectly, (A) made or authorized any contribution, payment or gift of funds or property of the Corporation Group or other unlawful expense relating to political activity to any official, employee or agent of any Governmental Body or (B) made any direct or indirect contribution from corporate funds to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Canada Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or Title 18 United States Code Section 1956 and 1957 (U.S.), or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Corporation Group and their respective operations, and no member of the Corporation Group has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such laws; and (ii) the operations of each member of the Corporation Group are and have been conducted at all times in compliance, in all material respects, with such laws and no suit, action or proceeding by or before any Governmental Body or any arbitrator involving the Corporation Group with respect to such legislation is in progress, pending or, to the knowledge of the Corporation Group, threatened;

(ss)	the Corporation Group, or, to the knowledge of the Corporation Group, any director, officer, employee, agent or affiliate of the Corporation Group, is not (i) currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria); and the Corporation Group will not, directly or indirectly, use any Net Proceeds, or lend, contribute or otherwise make available such proceeds to a subsidiary, joint venture partner or other person, for the purpose of financing the activities of any person currently subject to any Sanctions;

(tt)	subject to the Name and Likeness Agreement, (i) each member of the Corporation Group owns or has the right to use all patents, patent rights, licences, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trade-marks, service marks, trade names and other intellectual property, including those listed in the Prospectus (collectively, “Intellectual Property”) and all technology used or held for use in the conduct of the business now operated by the Corporation Group without any conflict with or infringement upon the rights of others, in each case with such exceptions as would not, individually or in the aggregate, result in a Material Adverse Effect and subject to limitations contained in any applicable license agreement; (ii) to the extent any Intellectual Property owned by the Corporation Group has been created in whole or in part by current or past employees, consultants or independent contractors, any rights therein of such persons have been irrevocably assigned in writing to the Corporation Group, such persons have waived all moral rights in such persons’ contribution to such Intellectual Property or component thereof; (iii) there are no third parties who have or, to the knowledge of the Corporation Group, who will be able to establish rights to any Intellectual Property owned or licensed by the Corporation Group or rights in the subject matter of such Intellectual Property; (iv) the Corporation Group has no knowledge of any Intellectual Property held by others that would prevent the development, use, sale, lease, license and service of products now existing or under development by the Corporation Group, other than those sourced from third parties; (v) to the knowledge of the Corporation Group, there is no material infringement by third parties of such Intellectual Property; (vi) there is no action, suit, proceeding or claim pending or, to the knowledge of the Corporation Group, threatened by others challenging the Corporation Group’s rights in or to any Intellectual Property or the validity or scope of any Intellectual Property owned, licensed or commercialized by the Corporation Group, and the Corporation Group has no knowledge of any other fact which could form a reasonable basis for any such action, suit, proceeding or claim in each case; and (vii) to the knowledge of the Corporation Group, all trade secrets and other confidential proprietary information forming part of or in relation to the Intellectual Property being owned or licensed by the Corporation Group is and remains confidential to the Corporation Group;

Schedule C-8

(uu)	no member of the Corporation Group has taken, nor will any member of the Corporation Group take, any action which is designed to or which constitutes or might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Corporation to facilitate the sale or resale of the Common Shares of the Corporation or the Offered Shares;

(vv)	no approval, authorization, consent, permit, qualification, license, decree or order from, and no filing, registration or recording with, any Governmental Body having jurisdiction over the Corporation is required for the performance by the Corporation of its obligations under this Agreement, the issuance and sale of the Offered Shares hereunder or the transactions contemplated by this Agreement, except those which have been obtained or such customary post Settlement Date notice filings with the Qualifying Authorities and the TSX;

(ww)	except as disclosed in the Prospectus, each member of the Corporation Group currently possesses such permits, licenses, approvals, consents or other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies as are necessary to conduct the business now operated by them, except where the failure to hold such Governmental Licenses would not, individually or in the aggregate, result in a Material Adverse Effect. Except as disclosed in the Prospectus, each member of the Corporation Group is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect;

(xx)	the Corporation Group does not own any real property and has good and marketable title to all personal and movable properties owned by them, in each case, free and clear of all Liens;

(yy)	(i) all real property, offices, stores and buildings, held under lease by the Corporation Group, including the leases described in the Prospectus or the documents incorporated by reference therein (the “Leased Properties”) are held by it under valid, subsisting and enforceable leases (the “Leases”); (ii) the buildings, improvements, fixtures and other structures located on the Leased Properties, and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable laws and regulations, municipal or otherwise, and with the terms and conditions of the Leases; (iii) there are no expropriation or similar proceedings, actual or threatened, of which the Corporation Group has received written notice against or in respect of the Leased Properties or any part thereof; (iv) all rental and other payments and obligations required to be paid or performed under the terms and conditions of the Leases have been duly paid and performed by the Corporation Group; (v) no member of the Corporation Group is in default of any of its material obligations under any of the Leases and, to the knowledge of the Corporation Group, none of the landlords or other parties to any of the Leases are in default of any their material obligations under any of the Leases; (vi) no consent of any landlord under any of the Leases is required in order to issue and sell the Offered Shares or carry out the transactions contemplated in this Agreement and the Prospectus; and (vii) each of the Leased Properties has adequate access to and from public streets or highways for the normal operations of the business of the Corporation Group and, to the knowledge of the Corporation Group, there is no fact or circumstance which could result in the termination or restriction of such access;

Schedule C-9

(zz)	to the knowledge of the Corporation, none of the Corporation’s directors or officers is now, or has ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public Corporation or of a Corporation listed on a particular stock exchange;

(aaa)	except as described in the Prospectus or the documents incorporated by reference therein, no director or officer of, or any other person not dealing at arm’s length with, the Corporation Group, its affiliates or their directors or officers, will continue to be engaged in any material transaction or arrangement with or to be a party to a material contract with, or have any material indebtedness, liability or obligation to, the Corporation Group;

(bbb)	except as described in the Prospectus or the documents incorporated by reference therein, no member of the Corporation Group is a party to or bound by, and none of the business, operations, property or assets of any member of the Corporation Group is subject to, any material non-arm’s length agreements or arrangements other than on terms and at a price that would have applied if the parties had been dealing at arm’s length;

(ccc)	the Corporation is not prohibited directly or indirectly, from paying any dividends or from making any other distributions on its share capital;

(ddd)	each member of the Corporation Group (i) is in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or substances regulated by laws, including hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all material permits or other approvals required of them under applicable Environmental Laws to conduct its business, and (iii) is in compliance with all terms and conditions of any such permit or approval, except in all such cases where such non-compliance with Environmental Laws, failure to receive required permits or other approvals or failure to comply with the terms and conditions of such permits or approvals would not have a Material Adverse Effect;

Schedule C-10

(eee)	each member of the Corporation Group has (i) timely filed (or have had timely filed on their behalf) all returns, declarations, reports, estimates, information returns, elections and statements (“Returns”) required to be filed with or sent to any taxing authority having jurisdiction since incorporation or organization, and all such Returns have, in all material respects, been prepared in accordance with the provisions of all applicable legislation and are true, correct and complete in all material respects; (ii) timely and properly paid (or have had paid on its behalf) all governmental taxes and other charges due or claimed to be due by a Governmental Body (including all instalments on account of taxes for the current year); and (iii) properly withheld or collected and remitted all amounts required to be withheld or collected and remitted by it in respect of any governmental taxes or other charges;

(fff)	no member of the Corporation Group has been notified of, nor is it a party to, any shareholders’ agreement, voting agreement, investor rights agreement or other agreement which in any manner affects the voting or control of any securities of any member of the Corporation Group, the nomination of directors to the board of any member of the Corporation Group or the operations or affairs of any member of the Corporation Group;

(ggg)	there are no contracts, agreements or understandings between any member of the Corporation Group and any person granting such person the right to require the Corporation to file a prospectus under Securities Laws with respect to any securities of the Corporation owned or to be owned by such person;

(hhh)	the Common Shares of the Corporation are listed for trading on the TSX;

(iii)	the Corporation is qualified under NI 44-101 to file a prospectus in the form of a short form prospectus, and is qualified under NI 44-102 to file a short form prospectus that is a base shelf prospectus;

(jjj)	the Corporation is a “reporting issuer” in each of the Qualifying Jurisdictions, is not in default under any Securities Laws applicable in such jurisdictions and is in compliance, in all material respects, with the by-laws, rules, policies and regulations of the TSX;

(kkk)	there are no reports or information that in accordance with Securities Laws must be made publicly available or filed that have not been made publicly available as required;

(lll)	the Corporation is a “foreign private issuer” (as defined in Rule 405 under the 1933 Act);

(mmm)	the filing by the Corporation of any signed Prospectus amendment or material change report required to be filed under the Securities Laws will constitute a representation and warranty by the Corporation to the Agent that all the information and statements contained therein are true and correct and that no material information has been omitted therefrom which is necessary to make the statements contained therein not misleading in the light of the circumstances in which they were made;

(nnn)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading or distribution of the Corporation’s Common Shares or any other securities of the Corporation has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Corporation, threatened, under any Securities Laws;

Schedule C-11

(ooo)	policies of insurance issued by insurers of recognized financial responsibility are maintained in respect of the operations, properties and assets, employees, directors and officers of the Corporation Group in such amounts and covering such risks as are prudent and customary in the businesses in which they are engaged, and such policies of insurance are maintained for the benefit of the Corporation Group. All such policies of insurance are in full force and effect and no material default exists under such policies of insurance as to the payment of premiums or otherwise under the terms of any such policy, there are no claims by the Corporation Group under any such policy or instrument as to which any insurance Corporation is denying liability or defending under a reservation of rights clause; and the Corporation Group has no knowledge that it will not be able to renew the existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business;

(ppp)	no member of the Corporation Group has been denied any insurance coverage which it has sought or for which it has applied;

(qqq)	the minutes, resolutions and corporate records of the Corporation Group made available to Stikeman Elliott LLP, counsel to the Agent, in connection with the Agents’ due diligence investigations are true and complete copies thereof and contain copies of all proceedings of the shareholders, the board of directors and all committees of the board of directors of the Corporation Group that have been minutes or resolved, there have been no other meetings, resolutions or proceedings of the shareholders, the board of directors or any committee thereof from such date to the date of review of such corporate records, minutes and resolutions not reflected in such minutes, resolutions and other corporate records, other than those which are not material in the context of the Corporation Group;

(rrr)	except as contemplated hereby, there is no person acting at the request of any member of the Corporation Group who is entitled to any brokerage or agency fee in connection with the sale of the Offered Shares contemplated herein;

(sss)	no acquisition has been made by any member of the Corporation Group during its two most recently completed fiscal years that would be a “significant acquisition” for the purposes of Securities Laws, and no proposed acquisition by any member of the Corporation Group has progressed to a state where a reasonable person would believe that the likelihood of any member of the Corporation Group completing the acquisition is high and that, if completed by any member of the Corporation Group at the date of the Prospectus, would be a “significant acquisition” for the purposes of Securities Laws, in each case, that would require the prescribed disclosure in the Prospectus pursuant to such laws;

(ttt)	the Corporation has a reasonable basis for disclosing any forward-looking information contained in the Prospectus and is not, as of the date hereof, required to update any such forward looking information pursuant to NI 51-102, and such forward looking information contained in the Prospectus reflects the best currently available estimates and good faith judgments of the management of the Corporation, as the case may be, as to the matters covered thereby;

Schedule C-12

(uuu)	except as disclosed in the Prospectus, no member of the Corporation Group has knowledge of any pending or contemplated change to any law, regulation or position of a Governmental Body that would reasonably be expected to have a Material Adverse Effect;

(vvv)	any acquisition disclosed in the Prospectus was effected in compliance with all applicable Laws, and no payments will accrue, be owing or be payable by, the Corporation or any Subsidiary to any person in connection with any such acquisition except (i) as and to the extent disclosed in the Prospectus or the documents incorporated by reference therein, or (ii) for any such payments as would not be material to the Corporation and the Subsidiaries (taken as a whole);

(www)	the Corporation has not completed or entered into an agreement to complete a “significant acquisition” nor is it proposing any “probable acquisitions” (as such terms are used in NI 44-101 and NI 51-102) that would require the inclusion of any additional financial statements (in addition to the financial statements included in the Prospectus) or any pro forma financial statements pursuant to the Securities Laws of the Qualifying Jurisdictions, and for which a Business Acquisition Report has not been filed under NI 51-102; and (xxx) any Acquired Business Financial Statements incorporated by reference in the Prospectus (i) have been prepared in accordance with IFRS (or other applicable permitted accounting principles) consistently applied throughout the periods referred to therein, (ii) contain no misrepresentations, (iii) are in compliance with the applicable requirements of Form 51102F4 – Business Acquisition Report and National Instrument 52-107 – Acceptable Accounting Principles and Auditing Standards, and (iv) have been audited (in the case of the annual financial statements) or have been reviewed (in the case of the interim financial statements) by independent public accountants or auditors within the meaning of applicable Securities Laws.

Schedule C-13

Schedule D to the Equity Distribution Agreement made as of June 3, 2021 among Charlotte’s Web Holdings, Inc., Canaccord Genuity Corp. and BMO Nesbitt Burns Inc.

FORM OF OFFICER’S CERTIFICATE

TO:       CANACCORD GENUITY CORP. and BMO NESBITT BURNS INC.

This certificate is delivered to you today pursuant to Section 9.3 of the Equity Distribution Agreement dated June 3, 2021 (the “Agreement”) among Charlotte’s Web Holdings, Inc. (the “Corporation”), Canaccord Genuity Corp. and BMO Nesbitt Burns Inc.

The undersigned, being the duly appointed _______________________ and _________________________, respectively, of the Corporation, hereby certify, for and on behalf of the Corporation and not in the respective personal capacities of the undersigned, that to the knowledge of the undersigned:

(a)	[except as set out in Exhibit A hereto,] the representations and warranties of the Corporation contained in the Agreement are true and correct on and as of the date hereof (except to the extent such representations and warranties speak as of a specific date or time in which case such as of that specific date or time only), and

(b)	the Corporation has complied with all covenants and agreements and satisfied all conditions on its part to be complied with or satisfied pursuant to the Agreement at or prior to the date hereof.

DATED:

CHARLOTTE'S WEB HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

Schedule D

Exhibit A to Officer’s Certificate

Exceptions to the representations and warranties made by the Corporation in the Equity Distribution Agreement and in any certificates provided pursuant thereto:

Exhibit A to Officer's Certificate

Schedule E to the Equity Distribution Agreement made as of June 3, 2021 among| Charlotte’s Web Holdings, Inc., Canaccord Genuity Corp. and BMO Nesbitt Burns Inc.

MATTERS TO BE ADDRESSED IN LEGAL OPINIONS

A.	MATTERS TO BE ADDRESSED IN OPINION OF THE CORPORATION’S CANADIAN COUNSEL

Following are the matters to be addressed in the opinion of DLA Piper (Canada) LLP, as Corporation’s Counsel in Canada, to be delivered pursuant to Section 9.2(a)(i) of the Agreement:

1.	as to the incorporation or formation, existence and good standing of the Corporation under the laws of the Province of British Columbia;

2.	that the attributes of the common shares, the proportionate voting shares, preferred shares and any other securities of the Corporation conform in all material respects with the descriptions thereof in the Prospectus;

3.	that the statements under the heading “Eligibility for Investment” in the Prospectus are accurate, subject to the assumptions, qualifications, limitations and restrictions set out therein;

4.	that, subject to the qualifications, assumptions, limitations and restrictions referred to under the heading “Tax Considerations” in the Prospectus, the statements made therein, to the extent that such statements summarize matters of law or legal conclusions, fairly summarize the matters described therein in all material respects;

5.	as to the adequacy of the corporate power and capacity of the Corporation to enter into this Agreement and to carry out its obligations hereunder;

6.	as to the authorized and issued capital of the Corporation;

7.	that the Offered Shares have been duly and validly allotted and reserved for issuance, and upon receipt by the Corporation of the consider therefor, will be issued as fully paid and non-assessable Common Shares;

8.	that the Corporation has all requisite corporate power, capacity and authority under the laws of the Province of British Columbia to carry on its businesses as presently carried on and to own its property and assets as described in the Prospectus (including the documents incorporated by reference therein);

9.	that all necessary corporate action has been taken by the Corporation to authorize (i) the execution and delivery of this Agreement and the performance of its obligations hereunder, (ii) to offer, issue, sell and deliver the Offered Shares at the Placement Time; (iii) the delivery, the execution and filing of the Prospectus and the Prospectus Supplement, under Securities Laws in each of the Qualifying Jurisdictions;

10.	the forms of definitive certificate representing the Common Shares have been duly approved and adopted by the Corporation, comply with applicable laws of the Province of British Columbia and the constating documents of the Corporation;

11.	that this Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to customary qualifications for enforceability;

Schedule E-1

12.	that the execution and delivery of this Agreement and the performance by the Corporation of its obligations hereunder and thereunder and the sale and delivery by the Corporation at the Placement Time of the Placement Shares do not and will not contravene, constitute a default under, or result in any breach or violation of, (A) any term or provision of the constating documents of the Corporation, or (B) any laws of the Province of British Columbia;

13.	that the Transfer Agent has been duly appointed as the registrar and transfer agent for the Common Shares and the proportionate voting shares of the Corporation;

14.	that no authorization, consent or approval of, or filing, registration, permit, license, decree, qualification or recording with, any Governmental Body in the Qualifying Jurisdictions is required for the performance by the Corporation of its obligations under this Agreement, the consummation of the transactions contemplated by this Agreement, other than those that have been obtained or made prior to the Placement Time;

15.	that all necessary documents have been filed, all requisite proceedings have been taken, all legal requirements have been fulfilled and all necessary approvals, permits, consents and authorizations of the Qualifying Authorities have been obtained, in each case by the Corporation to qualify the Offered Shares for distribution and sale to the public in each of the Qualifying Jurisdictions through investment dealers or brokers registered in such categories under the applicable laws of the Qualifying Jurisdictions and who have complied with the relevant provisions of such applicable law;

16.	relying solely on the conditional approval letter (or equivalent) from the TSX, that the Offered Shares have been conditionally approved for listing on the TSX, subject only to standard listing conditions of the TSX; and

17.	the compliance with the laws of the Province of Québec in connection with the purchase of Placement Shares by purchasers in such province.

Schedule E-2

Schedule F to the Equity Distribution Agreement made as of June 3, 2021 among Charlotte’s Web Holdings, Inc., Canaccord Genuity Corp. and BMO Nesbitt Burns Inc.

INDEMNIFICATION AND CONTRIBUTION

1.            INDEMNIFICATION

1.1	Indemnification of Agents. The Corporation (the “Indemnifying Party”) agrees to indemnify and hold harmless the Agents, their respective the directors, officers, partners, employees and agents of each of the Agents and each Person, if any, who (i) controls either of the Agents within the meaning of the Act, or (ii) is controlled by or is under common control with either of the Agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), from and against any and all costs, charges, expenses, losses (other than losses of profit in connection with the distribution of the Offered Shares), claims, actions, suits, proceedings, damages or liabilities, joint or several (including, if settled in accordance with the terms hereof, the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims) and the reasonable fees and disbursements and taxes of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party in enforcing this indemnity (collectively, the “Claims”), whether under the provisions of any statute or otherwise, and which are caused or incurred by or arise, directly or indirectly, by reason of:

(a)	any untrue statement or alleged untrue statement of a material fact contained in the Prospectus, or in any other material or document filed under any Securities Laws or delivered by or on behalf of the Corporation pursuant to this Agreement or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or any misrepresentation or alleged misrepresentation contained therein;

(b)	any breach by the Corporation of any of its covenants or agreements contained in this Agreement including any default by the Corporation of its obligation to issue and deliver to the Agents any Placement Shares on the applicable Settlement Date in accordance with the Settlement Procedures;

(c)	any inaccuracy or misrepresentation in any representation or warranty of the Corporation set forth in Schedule C of the Agreement or in any certificate of the Corporation delivered pursuant to this Agreement;

(d)	the failure by the Corporation to comply with any applicable requirement of the Securities Laws in connection with the transactions contemplated by this Agreement; or

(e)	any order or any inquiry, investigation or proceeding instituted, threatened or announced by any Governmental Body, based upon any untrue statement, omission or misrepresentation contained in the Prospectus, preventing or restricting the trading in or the sale of distribution of the Offered Shares;

Schedule F-1

provided, however, that the indemnity in this Section 1.1 shall not apply to Claims arising out of or based, directly or indirectly, on any untrue statement, omission or misrepresentation, or any alleged untrue statement, omission or misrepresentation, made in reliance upon and in conformity with written information relating to the Agents and furnished in writing to the Corporation by the Agents expressly for use in the Prospectus, or in any other material or document filed under any Securities Laws or delivered by or on behalf of the Agents pursuant to this Agreement, or in the event and to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or a regulatory authority in a final ruling from which no appeal can be made shall determine that the Claim resulted from the fraud, willful misconduct or gross negligence of the Indemnified Party claiming indemnity (provided that for greater certainty, an Indemnified Party’s failure to conduct such reasonable investigation so as to provide reasonable grounds for a belief that the Prospectus contained no misrepresentation (or, colloquially, to permit the Indemnified Party to sustain a “due diligence defence” under Securities Laws) shall not constitute “fraud”, “willful misconduct” or “gross negligence” for purposes of this Section 1.1 or otherwise disentitle an Indemnified Party from claiming indemnification). This indemnity agreement shall be in addition to any liability that the Corporation might otherwise have.

1.2	Actions Against Parties; Notification. Each Indemnified Party shall give notice as promptly as reasonably practicable to the Indemnifying Party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. If any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of its commencement, the Indemnifying Party shall be entitled to participate in and, to the extent that it elects by delivering written notice to the Indemnified Party promptly after receiving notice of the commencement of the action from the Indemnified Party, to assume the defense of the action, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Party in connection with the defense. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel shall be at the expense of such Indemnified Party unless (a) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (b) the Indemnified Party has reasonably concluded (based on advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Indemnifying Party, (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Party) between the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), or (d) the Indemnifying Party has not in fact employed counsel, reasonably satisfactory to the Indemnified Party, to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the Indemnifying Party. All such fees and expenses shall be reimbursed by the Indemnifying Party promptly as they are incurred. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local or special counsel) separate from their own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. Neither the Indemnifying Party nor any of the Indemnified Parties shall, without the prior written consent of the Indemnified Party and the Indemnified Parties, such consent not to be unreasonably withheld, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 1 or Section 2 of this Schedule F (whether or not the Indemnified Parties are actual or potential parties thereto), provided that the Indemnifying Party may consent to any such settlement, compromise or consent, without the consent of the Indemnified Parties, where such settlement, compromise or consent (y) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (z) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

Schedule F-2

1.3	If any legal proceedings shall be instituted against the Corporation or if any regulatory authority or stock exchange shall carry out an investigation of the Corporation and, in either case, any Indemnified Party is required to testify, or respond to procedures designed to discover information, in connection with or by reason of the services performed by the Agents hereunder, then the Indemnified Parties may employ their own legal counsel and the Corporation shall pay and reimburse the Indemnified Parties for the reasonable fees, charges and disbursements (on a full indemnity basis) of such legal counsel, the other expenses reasonably incurred by the Indemnified Parties in connection with such proceedings or investigation and a fee at the normal per diem rate for any director, officer or employee of the Agents involved in the preparation for or attendance at such proceedings or investigation. However, the Corporation shall not, in connection with any such proceeding or separate but substantially similar or related proceedings arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate law firm in respect of all such Indemnified Parties.

2.            CONTRIBUTION

2.1	If the indemnification provided for in Section 1 above is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any Claims referred to therein, then each Indemnifying Party in respect of which indemnity has been sought shall contribute to the aggregate amount of such Claims incurred by such Indemnified Party, as incurred, (a) in such proportion as is appropriate to reflect the relative benefits received by the Corporation on the one hand and the Agents on the other hand from the offering of the Offered Shares pursuant to this Agreement or (b) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Corporation on the one hand and of the Agents on the other hand in connection with the statement, omission or misrepresentation or the matters referred to in Section 1.1(b) and Section 1.1(c) above, which resulted in such Claim, as well as any other relevant equitable considerations.

2.2	The relative benefits received by the Corporation on the one hand and the Agents on the other hand in connection with the offering of the Offered Shares pursuant to this Agreement shall be deemed to be in the same proportion as the total net proceeds from the sale of the Offered Shares pursuant to this Agreement (before deducting expenses) received by the Corporation bear to the total compensation (before deducting expenses) received by the Agents from the sale of the Offered Shares on behalf of the Corporation.

Schedule F-3

2.3	The relative fault of the Corporation on the one hand and the Agents on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact, omission or alleged omission to state a material fact or misrepresentation or alleged misrepresentation relates to information supplied or which ought to have been supplied by the Corporation or by the Agents and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or misrepresentation.

2.4	The Corporation and the Agents agree that it would not be just and equitable if contribution pursuant to this Section 2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 2. The aggregate amount of the Claims incurred by an Indemnified Party and referred to above in this Section 2 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement, omission or alleged omission or misrepresentation or alleged misrepresentation. The rights to contribution provided in this Section 2 shall be in addition to and without prejudice to any other right to contribution which the Agents may have.

2.5	Notwithstanding the provision of this Section 2, the Agents shall not be required to contribute any amount in excess of the Agents’ Fee received by it in respect of the sale of Offered Shares on behalf of the Corporation and no party who has been determined by a court of competent jurisdiction in a final judgment to have engaged in any fraud, fraudulent misrepresentation or gross negligence (provided that for greater certainty, the Agents’ failure to conduct such reasonable investigation so as to provide reasonable grounds for a belief that the Prospectus contained no misrepresentation (or colloquially, to permit the Agents to sustain a “due diligence defence” under Securities Laws) shall not constitute “gross negligence” for purposes of this Section 2.5 or otherwise disentitle an Indemnified Party from claiming indemnification) shall be entitled to contribution by any Person who has not been determined by a court of competent jurisdiction in a final judgment to have engaged in such fraud, fraudulent misrepresentation or gross negligence.

2.6	For purposes of this Section 2, each Person, if any, who controls the Agents and each affiliate of the Agents, and any directors, officers, partners, employees or agents of the Agents, shall have the same rights to contribution as the Agents, subject in each case to the provisions of this Section 2.

2.7	Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 2, will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from who contribution may be sought from any other obligation it or they may have under this Section 2 except to the extent that the failure to so notify such other party or parties materially prejudiced the substantive rights or defenses of the party or parties from whom contribution is sought. Except for a settlement entered into pursuant to Section 1.3 above, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 1.3 above.

Schedule F-4

3.            THIRD PARTY BENEFICIARIES

3.1	It is the intention of the parties hereto that the directors, officers, partners, employees and agents of the Agents and the affiliates of each of the Agents (the “Agent Beneficiaries”) shall be entitled to the benefit of the covenants of the Corporation under Section 1 or Section 2 of this Schedule F, and for this purpose the Corporation hereby: (a) appoint the Agents, and the Agents hereby accept such appointment, as trustee of the covenants of the Corporation under Section 1 or Section 2 for the benefit of the Agent Beneficiaries; and (b) acknowledges and agrees that the Agents shall be entitled to enforce such covenants on behalf of the Agent Beneficiaries notwithstanding that none of the Agent Beneficiaries is a direct party to this Agreement.

Schedule F-5

Schedule G to the Equity Distribution Agreement made as of June 3, 2021 among Charlotte’s Web Holdings, Inc., Canaccord Genuity Corp. and BMO Nesbitt Burns Inc.

MATERIAL SUBSIDIARIES

Name	Jurisdiction of Organization
Charlotte’s Web, Inc.	Delaware

Schedule G